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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Goodrich Corporation

(Name of Registrant as Specified In Its Charter)

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2007
Annual Meeting
of Shareholders
and
Proxy Statement

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

NOTICE TO SHAREHOLDERS

THE ANNUAL MEETING OF SHAREHOLDERS of Goodrich Corporation, a New York corporation, will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on April 24, 2007, at 10:00 a.m. Eastern Time to:

1. Elect eleven Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007.

3. Vote on a shareholder proposal regarding pay-for-superior-performance.

4. Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the Proxy Statement attached to this Notice.

The Board of Directors has fixed March 5, 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of Common Stock. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please execute and return your proxy promptly.

By Order of the Board of Directors

Sally L. Geib
Secretary

Dated March 12, 2007

i

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Goodrich Corporation.  Our 2007 Annual Meeting of Shareholders will be held at our corporate headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina at 10:00 a.m. Eastern Time on April 24, 2007.

All shareholders of record of our Common Stock at the close of business on March 5, 2007 are entitled to notice of and to vote at the Annual Meeting. There were 125,137,114 shares outstanding and entitled to vote on such date, and each share is entitled to one vote. There are no cumulative voting rights.

Most shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on April 23, 2007.

When you vote by proxy, your shares will be voted according to your instructions. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Proxies for shares of Common Stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and Goodrich Corporation Savings Plan for Rohr Employees. We have been advised that voting instructions from plan participants must be received by not later than 11:59 p.m. Eastern Time on April 19, 2007 in order to be included in the final voting instruction tabulation provided to the plan trustees.

We will pay the expense of soliciting these proxies. In addition to using the mails and the Internet, our officers, Directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $11,500 for its services, plus the firm’s expenses and disbursements.

The approximate date on which we will begin mailing this proxy statement, the accompanying proxy and our 2006 Annual Report, including financial statements, to shareholders is March 12, 2007.

This proxy statement and our 2006 Annual Report are available on our Internet site at www.goodrich.com. The Company now offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly than ever before, but you are also helping the Company reduce printing and postage costs associated with their distribution. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares deposited with a bank or brokerage firm. To view a listing of participating brokerage firms or to enroll in the program, please go to http://enroll.icsdelivery.com/gr and click on the appropriate selection. If you have accounts with multiple brokers, you will need to complete the process for each brokerage account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel it. If you are a current employee with a Company provided e-mail address, you will automatically receive proxy statements and annual reports over the Internet unless you notify the Company of your decision to receive paper copies in the mail.

Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

Unless the context otherwise requires, the terms “we”, “our”, “us”, “Goodrich” and “the Company” as used in this proxy statement refer to Goodrich Corporation.

VOTE REQUIRED FOR APPROVAL

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange permit your broker to vote your shares on the election of Directors and the ratification of the appointment of our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, under the rules of the New York Stock Exchange, your broker cannot vote your shares with respect to the shareholder proposal if you do not timely provide instructions for voting your shares.

The eleven nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome.

Our Guidelines on Governance set forth our procedures if a Director nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for Director who receives a greater number of “withheld” votes than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Committee on Governance is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision.

Ratification of the appointment of our independent registered public accounting firm and the vote on the shareholder proposal will be decided by a majority of the votes cast “for” or “against” each proposal at the Annual Meeting. Abstentions and, if applicable, broker “non-votes” are not counted as votes “for” or “against” these proposals.

PROPOSALS TO SHAREHOLDERS

1. ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of eleven Directors to hold office until the next annual meeting of shareholders in 2008 and until their respective successors are elected and qualified. The eleven nominees for election as a Director are named on the following pages. All of them are now Directors whose terms expire at the 2007 Annual Meeting.

All nominees have indicated that they are willing to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.

The Board recommends that you vote FOR the election of these nominees for Director.

NOMINEES FOR ELECTION

DIANE C. CREEL, age 58 — Director since December 22, 1997.
Chairman, Chief Executive Officer and President, Ecovation, Inc., a wastewater management systems company. Ms. Creel has a B.A. and M.A. from the University of South Carolina. Ms. Creel joined Ecovation, Inc. as Chairman, Chief Executive Officer and President in May 2003. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech from January 1993 to May 2003, Chief Operating Officer from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scot, Houston, Texas from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners, Columbia, South Carolina from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Foster Wheeler, Inc., Allegheny Technologies and the corporations and trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

GEORGE A. DAVIDSON, JR., age 68 — Director since April 15, 1991.
Retired Chairman, Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. Effective January 2000, Dominion Resources and Consolidated Natural Gas Company merged. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer and served in that capacity until becoming Chairman of Dominion Resources, Inc. in January 2000. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Financial Services Group, Inc. Mr. Davidson is a director and Chairman of the Pittsburgh Foundation, Past Chairman of the Board of The Pittsburgh Cultural Trust, Chairman Emeritus of the Pittsburgh Civic Light Opera Board and Past Chairman of the American Gas Association. Mr. Davidson is a trustee of the University of Pittsburgh, chairs the Board of Visitors of the Katz Graduate School of Business and is Vice Chair of the Board of Visitors of the School of Engineering, and serves on the board of the Sewickley Valley Hospital Foundation and the Carnegie Museum of Natural History.

HARRIS E. DELOACH, JR., age 62 — Director since April 17, 2001.
Chairman, President and Chief Executive Officer, Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach holds a bachelor of arts degree in business administration and a juris doctor degree from the University of South Carolina. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000 and Chairman in April 2005. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. He joined Sonoco in 1985. Mr. DeLoach is a director of Sonoco Products Company and Progress Energy Corporation. He also serves as Chairman of the Byerly Foundation, member of the University of South Carolina Business Partnership Foundation, member of the Board of Directors of the South Carolina Governor’s School for Science and Mathematics Foundation, and Chairman of the South Carolina Chamber of Commerce.

JAMES W. GRIFFITH, age 53 — Director since July 15, 2002.
President and Chief Executive Officer, The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith earned his B.S. in industrial engineering and his M.B.A. from Stanford University. He joined The Timken Company in 1984. From 1984 to 1999 he held a wide range of positions in several areas of the company, including international operations and strategic management. He was elected President and Chief Operating Officer in 1999 and President and Chief Executive Officer in July 2002. Mr. Griffith is a director of The Timken Company, is on the Executive Committee and Board of Directors of the National Association of Manufacturers and is a member of the Board of Trustees of Mount Union College.

WILLIAM R. HOLLAND, age 68 — Director since July 12, 1999.
Retired Chairman, United Dominion Industries Limited, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. Mr. Holland has bachelor of arts and juris doctor degrees from the University of Denver. He joined United Dominion in 1973 as Vice President and General Counsel. He held various executive positions with United Dominion, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is Chairman and a director of EnPro Industries, Inc. and Lance Inc. He is a director of Cook & Boardman, Inc. and Crowder Construction Company, a director of the Carolinas Healthcare System Foundation, Charlotte, North Carolina, a corporate member of the Jupiter, Florida Medical Center and a member of the Advisory Board of the Walker School of Business, Appalachian State University, Boone, North Carolina.

JOHN P. JUMPER, age 61 — Director since December 5, 2005.
Retired Chief of Staff, United States Air Force. General Jumper retired from the United States Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard and Air Force Reserve men and women. In that position he administered annual budgets in excess of $100 billion. As Chief of Staff, he was a member of the Joint Chiefs of Staff providing military advice to the Secretary of Defense, the National Security Council and the President. From 2000 — 2001 General Jumper served as Commander, Air Combat Command. During the 1999 war in Kosovo and Serbia he commanded U.S. Air Forces in Europe and Allied Air Forces Central Europe. In earlier assignments he served on the Joint Staff and as Senior Military Assistant to Secretary of Defense Dick Cheney and Secretary Les Aspin. He also commanded an F-16 fighter squadron and two fighter wings, accumulating more than 5,000 flying hours, including more than 1,400 combat hours in Vietnam and Iraq. General Jumper holds a degree in electrical engineering from the Virginia Military Institute and an M.B.A from Golden Gate University in San Francisco. He currently serves on the Board of Directors of TechTeam Global, Inc. and Jacobs Engineering Group Inc., as well as on the non-profit Boards of the Air Force Association, The Marshall Foundation and the Air Force Village Charitable Foundation.

MARSHALL O. LARSEN, age 58 — Director since April 16, 2002.
Chairman, President and Chief Executive Officer, Goodrich Corporation. Mr. Larsen received a B.S. in Engineering from the U.S. Military Academy and an M.S. in industrial administration from the Krannert Graduate School of Management at Purdue University. He joined Goodrich in 1977 as an Operations Analyst. In 1981, he became Director of Planning and Analysis and subsequently Director of Product Marketing. In 1986, he became Assistant to the President and later served as General Manager of several divisions of Goodrich’s aerospace business. He was elected a Vice President of Goodrich and named a Group Vice President of Goodrich Aerospace in 1994 and was elected an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995. He was elected President and Chief Operating Officer of Goodrich in February 2002, Chief Executive Officer in April 2003 and Chairman in October 2003. Mr. Larsen is a member of the Board of Governors of the Aerospace Industries Association and the Business Roundtable and is a director of Lowe’s Companies, Inc. He is active in numerous community activities.

LLOYD W. NEWTON, age 64 — Director since December 11, 2006.
General, United States Air Force (Ret.) and Retired Executive Vice President, Pratt & Whitney Military Engines, a leading manufacturer of engines for military aircraft. General Newton retired from the United States Air Force in August 2000 after a distinguished 34 year career. He culminated his Air Force career as a four-star General and was Commander, Air Education and Training Command. His command consisted of 13 bases, 43,000 active duty personnel and 14,000 civilians. In April 2005 he was appointed by the President to serve as a commissioner on the Defense 2005 Base Realignment and Closure Commission. General Newton joined Pratt & Whitney Military Engines in September 2000 as Vice President where he was responsible for all aspects of business development, customer requirements, support and services. He retired from Pratt & Whitney in March 2006 as Executive Vice President. General Newton received a Bachelor of Science degree in Aviation Education from Tennessee State University in 1966. In 1985, he received a Master of Arts degree in Public Administration from George Washington University. He currently serves on the Board of Directors of Torchmark Corporation as well as on the non-profit Boards of the National Air and Space Museum, the National Museum of the U.S. Air Force and the Air Force Association.

DOUGLAS E. OLESEN, age 68 — Director since October 1, 1996.
Retired President and Chief Executive Officer, Battelle Memorial Institute, a worldwide technology organization, working for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in civil engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. In 1987 he was elected President and Chief Executive Officer and in October 2001 he retired.

ALFRED M. RANKIN, JR., age 65 — Director since April 18, 1988.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a bachelor of arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in April 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to April 1989. He is a director of NACCO Industries, Inc., NMHG Holding Co. and The Vanguard Group. He is a director and deputy Chairman of the Federal Reserve Bank of Cleveland and a trustee and president of the Cleveland Museum of Art. He is a trustee of The Greater Cleveland Partnership, the Musical Arts Association and University Hospitals of Cleveland.

A. THOMAS YOUNG, age 68 — Director since April 17, 1995.
Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master’s degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, and later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Science Applications Informational Corp. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society and a member of the National Academy of Engineering. He was named as an Outstanding Director in 2005 by the Outstanding Directors Institute.

OTHER NOMINEES

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For a nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2008 Annual Meeting, such notice must be received between December 26, 2007 and January 25, 2008. Each such notice must include:

•	the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC’s proxy regulations;

•	the proposed nominee’s written consent to serve as a director if elected;

•	the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominee; and

•	the number of shares of each class of Goodrich stock owned by such shareholders.

No person nominated by a shareholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Review Committee of our Board of Directors has appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to serve as our independent registered public accounting firm for the year 2007. Should Ernst & Young LLP be unable to perform these services for any reason, the Audit Review Committee will appoint another independent registered public accounting firm to perform these services.

Representatives of the firm of Ernst & Young LLP, our independent registered public accounting firm for the most recently completed fiscal year, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Fees to Independent Registered Public Accounting Firm for 2006 and 2005

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for 2006 and 2005:

	2006	2005
	(In millions)

Audit Fees	$6.59	$6.95
Audit-Related Fees	1.61	0.24
Tax Fees	0.00	0.00
All Other Fees	0.01	0.02

Total Fees	$8.21	$7.21

Audit Fees.  Audit fees consist of fees billed by Ernst & Young LLP for professional services rendered for the audit of our financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years. Audit fees also include the audit of management’s assessment of and the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for 2005 includes $665,000 of fees relating to 2004 that were billed in 2005.

Audit-Related Fees.  Audit-related fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees included fees for employee benefit plan audits, acquisition/divestiture assistance, accounting consultation and audits of a joint venture.

Tax Fees.  Tax fees billed by Ernst & Young LLP for 2006 and 2005 were de minimis.

All Other Fees.  All other fees consist of fees related to products and services provided by Ernst & Young LLP, other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. For 2006 and 2005, all other fees represents fees billed by Ernst & Young LLP for miscellaneous services.

None of the services represented by the fees set forth in the above table were provided in accordance with the de minimis exception to Audit Review Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Audit Review Committee Pre-Approval Policy

The Audit Review Committee of our Board of Directors must review and pre-approve all audit and non-audit services performed by our independent registered public accounting firm. In conducting such reviews, the Audit Review Committee will determine whether the provision of non-audit services would impair the firm’s independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Review Committee specifically provides for a different period.

Requests or applications to provide services that require pre-approval by the Audit Review Committee are submitted by both the independent registered public accounting firm and management and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. Detailed back-up documentation must be provided in connection with each request or application.

The Audit Review Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Review Committee at its next scheduled meeting. The Audit Review Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The full text of the Audit Review Committee pre-approval policy is available on the corporate governance page of our Internet site at www.goodrich.com/governance.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007 will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting.

The Board of Directors recommends that you vote FOR ratifying this appointment.

3. SHARHOLDER PROPOSAL

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, owner of 2,768 shares of Common Stock, has informed the Company in writing that it intends to offer the following resolution and supporting statement for consideration at the Annual Meeting.

Pay-for-Superior-Performance Proposal

RESOLVED:  That the shareholders of Goodrich Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Proponent’s Supporting Statement

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

We urge you to vote FOR this resolution.

Board of Directors’ Statement in Opposition to Proposal

Your Board of Directors has thoroughly considered the shareholder proposal and recommends a vote against the proposal.

As described in the Compensation Discussion & Analysis beginning on page 22 of this proxy statement, our compensation program is designed to provide performance-based compensation that focuses our management on our annual and long-term financial goals that create value for our shareholders. While performance-based compensation is critical to our compensation program, we must also retain flexibility in our compensation program design to attract and retain the highest-caliber of executive in an extremely competitive marketplace. The independent members of the Compensation Committee regularly review, with the assistance of an independent compensation consultant, all elements of executive compensation and use various compensation tools to provide a balanced compensation structure that considers these factors.

Pay for Performance is Central to our Incentive Programs

Our emphasis on pay for performance is reflected in our use of stock-based compensation for our executives and our use of pre-established performance measures to determine annual bonuses and long-term incentive awards for our executives. For 2006, incentive compensation comprised approximately 80% of our Chief Executive Officer’s total compensation and approximately 75% of the total compensation for the other named executives.

The annual incentive compensation is based on our achievement of financial metrics established at the beginning of the year, as well as the executive’s achievement of individual and team goals. Each year, our Compensation Committee evaluates our business and strategic plan to determine which financial metrics are central to achieving this plan and uses these pre-established financial metrics for purposes of the annual incentive compensation. For the past three years, we have used the financial metrics of earnings before interest and taxes and free cash flow, which we believe are key drivers of shareholder value. For our Chief Executive Officer, annual incentive compensation opportunity is weighted 85% on financial metrics and 15% on individual and team goals and for our other named executive officers the weighting is 80% on financial metrics and 20% on individual and team goals.

The long-term portion of incentive compensation is comprised of performance units, restricted stock units and non-incentive stock options. The performance units are performance-based and are dependent on relative total shareholder return versus a peer group of companies over a three-year performance cycle and the achievement of a pre-established certain rate of return on invested capital over that same cycle. Fixed-priced options and restricted stock units are inherently performance-based, because the value of such awards is tied to our stock price. For options, our executives realize no economic benefit unless our stock price increases in value subsequent to the grant date. This benefits all shareholders. In fact, over the five-year period ending December 31, 2006, our Total Shareholder Return (“TSR”) exceeded the TSRs of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Aerospace & Defense Index. The following chart shows the indexed returns assuming $100 was invested in each of the securities on December 31, 2001 and the reinvestment of dividends into additional shares of the respective equity securities when paid.

	Base Period	Years Ending
Company/Index	Dec01	Dec02	Dec03	Dec04	Dec05	Dec06

GOODRICH CORPORATION	100	74.59	125.66	141.75	181.99	205.58
S&P 500 INDEX	100	77.90	100.25	111.15	116.61	135.03
S&P 500 AEROSPACE & DEFENSE	100	94.86	116.77	135.45	157.02	196.53

We believe that linking performance goals to our own planning process, as opposed to the financial performance of our peers, is the best way to execute on our business strategy to maximize shareholder value. One-half of our performance unit grants are tied solely to measuring our total shareholder return for a three-year period against a pre-determined peer group of companies. The proposal would prohibit any annual and long-term incentive awards if we failed to exceed the median or mean performance of a group of peer companies on the selected financial and stock price performance criteria. This proposal would severely limit the Compensation Committee’s flexibility and would take away the ability to award bonuses and other incentive compensation when the performance of certain executives or business units clearly justify such awards and when such awards would be in our best interest. Conversely, this proposal, if adopted, could require the payment of incentive compensation even though we did not meet our own financial metric targets.

Conclusion

We believe that our executive compensation program is targeted at achieving superior performance, as well as retaining and incentivizing executives. The Compensation Committee requires flexibility to design senior executive compensation. Therefore, the Board believes this proposal is too restrictive and unnecessary.

For these reasons, the Board of Directors recommends a vote AGAINST the shareholder proposal in Item 3.

4. OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY

Pursuant to the New York Business Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, through visits to our significant facilities, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by the Chair of our Committee on Governance.

Corporate Governance

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In 1995 the Board adopted its Guidelines on Governance, which address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, majority voting in the uncontested election of Directors, Board self-assessment and succession planning. In addition, the Board has for many years had in place formal charters setting forth the powers and responsibilities of each of its standing committees.

We maintain a corporate governance page (www.goodrich.com/governance) on our Internet site that includes key information about our corporate governance initiatives, including our Guidelines on Governance, the charters for our standing committees and our Business Code of Conduct. Copies of the Guidelines on Governance, the charters for our standing committees and our Business Code of Conduct can also be obtained by writing to: Secretary, Goodrich Corporation, 2730 W. Tyvola Road, Charlotte, North Carolina 28217.

Business Code of Conduct

In 2003 our Board of Directors adopted our revised Business Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business. The code applies to all directors, officers and employees of our company and its subsidiaries, as well as to agents and representatives doing business on our behalf. Our Business Code of Conduct, together with specific policies and procedures, outlines the behavior expected of such individuals in carrying out their daily activities within appropriate ethical and legal standards. Our Business Code of Conduct is available on the corporate governance page of our web site at www.goodrich.com/governance.

Board of Directors

Our Board of Directors held eight meetings in 2006. All Directors attended 75% or more of the aggregate of the number of Board of Director meetings and meetings of the committees of the Board on which they served.

We typically schedule a Board of Directors meeting in conjunction with our annual meeting of shareholders and expect that our Directors will attend absent a valid reason, such as a schedule conflict. Ten of the eleven individuals standing for election as Directors in 2007 attended our 2006 annual meeting of shareholders. The remaining individual had not yet joined our Board at the time of our 2006 annual meeting.

Director Independence; Audit Committee Financial Expert

Our Board of Directors has determined that each of our Directors other than Mr. Larsen, and each of the members of our Audit Review Committee, Committee on Governance and Compensation Committee, has no material relationship with Goodrich (other than in the individual’s position as a Director) and is an “independent director” under the New York Stock Exchange director independence standards and the director independence standards set forth in our Guidelines on Governance (which reflect exactly the New York Stock Exchange standards).

The Board has also determined that each of the members of our Audit Review Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that four members of the Audit Review Committee, Messrs. DeLoach, Olesen, Rankin and Young, are “audit committee financial experts” as that term is defined in Item 407 of Regulation S-K.

The Board based these determinations primarily on a review of the responses of our Directors to questions regarding education, employment and compensation history, affiliations and family and other relationships and on discussions with the Directors. In making its independence determinations, the Board considered the transactions described below under “Policy on Related Party Transactions” and for the reasons stated below determined that none of those relationships was material.

Policy on Related Party Transactions

In 2006, our Board of Directors adopted a written Policy with respect to Related Party Transactions. The policy requires that all transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceeds $120,000 and in which the related party has a direct or indirect material interest, be approved or ratified by the Audit Review Committee or by the disinterested members of our full Board of Directors. The policy also applies to entities: (1) owned or controlled by a director, executive officer or their immediate family members: and (2) of which a director, executive officer or their immediate family member serves as a senior officer or director.

For 2006, the Audit Review Committee considered and ratified transactions between the Company and The Timken Company. Director Griffith is President and Chief Executive Officer of Timken. Timken’s direct sales to the Company during 2006 were approximately $1,471,012, consisting of primarily bearing products that the Company used in various applications. On December 1, 2006, Timken announced the purchase of the assets of Turbo Engines, Inc., a leading provider of aircraft engine overhaul and repair services. During the entire year of 2006, the Company estimates that it had sales to Turbo Engines, Inc. of approximately $145,418.

In reaching its decision, the Audit Review Committee took into consideration the following factors: Director Griffith received no unique personal benefit from such transactions; the transactions were negotiated at arms length between the companies with no involvement from Director Griffith; the total amount of sales between the companies is small in comparison to the total revenues of either company; and the amount of such sales is significantly below the levels that would preclude a finding of independence under New York Stock Exchange standards or our Guidelines on Governance.

Compensation Committee Interlocks and Insider Participation

In making its independence determinations with respect to Director Griffith, who serves on the Compensation Committee, the Board considered the transactions described above under “Policy on Related Party Transactions” and for the reasons stated above determined that none of those relationships was material.

Board Committees

Our Board of Directors has established five standing committees: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Committee on Governance and the Financial Policy Committee.

The following table shows the current committee membership and the number of meetings each committee held in 2006.

Financial
	Executive	Audit Review	Compensation	Committee on	Policy
	Committee	Committee	Committee	Governance	Committee

Diane C. Creel			X		X
George A. Davidson, Jr.			X		X
Harris E. DeLoach, Jr.	X	Chair		X
James W. Griffith			Chair	X
William R. Holland				X	Chair
John P. Jumper		X			X
Marshall O. Larsen	Chair
Lloyd W. Newton			X		X
Douglas E. Olesen		X			X
Alfred M. Rankin, Jr.	X	X		Chair
A. Thomas Young		X	X
Number of Meetings in 2006	0	8	4	3	4

The following is a brief description of the duties of each committee. A more complete description of each committee’s functions is contained in its charter, which is available on the corporate governance page of our Internet site at www.goodrich.com/governance. Shareholders may also obtain copies of the committee charters by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

Executive Committee.  The Executive Committee acts on behalf of our Board of Directors between regularly scheduled Board meetings. Our Guidelines on Governance state that it is the view of the Board that the Executive Committee will meet only when formal action is necessary and it is not feasible to convene a special meeting, in person or by telephone, of the full Board.

Audit Review Committee.  The Audit Review Committee assists our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. This committee has direct responsibility for the selection and appointment of our independent registered public accounting firm.

Compensation Committee.  The Compensation Committee reviews, analyzes and, in some cases, approves and, in other cases, makes recommendations to our Board of Directors regarding employee and executive compensation, and incentive, equity-based and benefit programs, including compensation for our Chief Executive Officer.

Committee on Governance.  The Committee on Governance assists our Board of Directors in identifying and recommending individuals to the Board for nomination as Board members, Board assessment and administration, management assessment and reviewing and assessing corporate governance guidelines and principles.

Financial Policy Committee.  The Financial Policy Committee assists our Board of Directors in reviewing and monitoring our financial planning, financial structure, risk management and insurance programs, dividend policy and retirement plan funding and investment.

Director Nominations

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders. The Board has delegated the screening process for new Directors to the Committee on Governance.

Our Guidelines on Governance state that candidates nominated for election or re-election to our Board of Directors generally should meet the following qualifications:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance in Board membership can be achieved and maintained.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision-making.

•	Candidates should be willing to devote the required amount of time to the work of the Board and one or more of its committees. Candidates should be willing to serve on the Board over a period of several years to allow for the development of sound knowledge of our company and its principal operations.

•	Candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board.

The Guidelines on Governance state that normally only the Chief Executive Officer should be an employee Director.

When a vacancy exists on the Board, or when the Board determines to add an additional Director, the Committee on Governance seeks out appropriate candidates from various sources, which may include other Directors as well as consultants and search firms to which we pay fees for their assistance in identifying and evaluating candidates. The Committee evaluates all candidates on the basis of the above qualifications and other criteria that may vary from time to time.

The Committee on Governance does not have a formal policy on the consideration of director candidates recommended by shareholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.

Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who complies with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this proxy statement under the caption “Election of Directors — Other Nominees”.

Communications with Directors

Shareholders or other interested parties who wish to communicate with our Board of Directors, our non-management Directors as a group or any individual Director can do so by writing to them, c/o Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217. Our Secretary has been instructed by the Board to promptly forward all communications so received to the addressee or addressees.

Compensation of Directors

The Committee on Governance determines the total compensation of the non-management Directors. Each component of Director compensation is described in more detail below. Management Directors receive no additional compensation for Board service.

The Company does not maintain share ownership requirements for non-management Directors because a substantial portion of director compensation consists of phantom shares which are directly tied to the Company’s common stock price.

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	compensation	Total
(a)	($)(b)	($)(1)(2)(c)	($)(d)	($)(e)	($)(3)(f)	($)(4)(g)	($)(h)

Diane C. Creel	72,500	141,341	—	—	338	—	214,179
George A. Davidson, Jr.	74,000	156,446	—	—	—	—	230,446
Harris E. DeLoach, Jr.	90,000	119,625	—	—	—	—	209,625
James W. Griffith	75,833	99,016	—	—	—	—	174,849
William R. Holland	80,500	127,314	—	—	—	—	207,814
John P. Jumper	80,000	60,051	—	—	—	—	140,051
Lloyd W. Newton	5,667	—	—	—	—	—	5,667
Douglas E. Olesen	80,000	151,816	—	—	—	—	231,816
Alfred M. Rankin, Jr.	85,000	109,529	—	—	420	—	194,949
A. Thomas Young	78,500	162,427	—	—	—	—	240,927

(1)	Under our Outside Director Phantom Share Plan and the Directors’ Phantom Share Plan, our Directors have the following amounts credited to their accounts as of December 31, 2006: Ms. Creel, 15,952 shares; Mr. Davidson, 18,914 shares; Mr. DeLoach, 10,300 shares; Mr. Griffith, 8,530 shares; Mr. Holland, 13,571 shares; General Jumper, 1,317 shares; General Newton, 0 shares; Mr. Olesen, 16,905 shares; Mr. Rankin, 9,511 shares; and Mr. Young, 17,817 shares. During 2006, our Directors accrued the following dividends equivalents in their accounts: Ms. Creel, $12,088.81; Mr. Davidson,$14,429.38; Mr. DeLoach, $7,621.62; Mr. Griffith, $6,222.93 ; Mr. Holland, $10,206.88; General Jumper, $522.99; General Newton, $0 ; Mr. Olesen, $12,841.78; Mr. Rankin, $6,998.32; and Mr. Young, $13,562.58.

(2)	The grant date fair value for stock awards for each director in 2006 was $60,000. The amounts in this column reflect the expense recognized in 2006 by the Company for accounting purposes calculated in accordance with SFAS 123(R) for stock award grants to Directors.

(3)	During 2006 Ms. Creel deferred annual retainer and meeting fees under the Outside Director Deferral Plan, which accrued interest at the prime rate as provided in the Plan. The amount shown in column (f) represents the difference in interest earned compared to the amount she would have earned using the federal long-term rate. For Mr. Rankin, this number represents the increase in the value of his benefit under the Directors’ Retirement Income Plan during 2006. This increase is the net impact of a decrease in value of $10,224 due to later commencement of the pension and an increase in value of $10,644 due to changes in assumptions the Company used to value pension benefits.

(4)	Directors receive certain perquisites including long distance telephone service, business travel accident insurance and occasional personal use of a company plane. The aggregate incremental cost of perquisites to each Director was less than $10,000 in 2006.

Annual Retainer and Meeting Fees

During 2006, each of our non-management Directors received an annual retainer of $50,000, payable in quarterly installments. In addition, each of our non-management Directors received $1,500 for each Board and Board Committee meeting attended. The Chairs of the Committee on Governance, the Compensation Committee and the Financial Policy Committee each received an annual $5,000 retainer for serving as the Committee Chair and the Chair of the Audit Review Committee received an annual $10,000 retainer. Chair retainers are paid in quarterly installments.

Outside Director Deferral Plan

Starting in 2005, non-management Directors could elect to defer annual retainer and meeting fees under the Outside Director Deferral Plan. The plan permits non-management Directors to elect to defer a portion or all of the annual retainer and meeting fees into either a phantom Goodrich share account or a cash account. Amounts deferred into the phantom share account accrue dividend equivalents, and amounts deferred into the cash account accrue interest at the prime rate. The plan provides that amounts deferred into the phantom share account are paid out in shares of Common Stock, and amounts deferred into the cash account are paid out in cash, in each case following termination of service as a Director in either a single lump sum, five annual installments or ten annual installments.

Prior to 2005, non-management Directors could elect to defer a portion or all of the annual retainer and meeting fees into a phantom Goodrich share account pursuant to the Directors’ Deferred Compensation Plan. The plan provides that amounts deferred into the account are paid out in shares of Common Stock following termination of service as a Director. Dividend equivalents accrue on all phantom shares credited to a Director’s account.

Outside Director Phantom Share Plan

In addition to the annual retainer and meeting fees, in 2006, each non-management Director received an annual grant of phantom shares under the Outside Director Phantom Share Plan equal in value to $60,000. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares are fully vested on the date of grant. Following termination of service as a Director, the cash value of the phantom shares will be paid to each Director in either a single lump sum, five annual installments or ten annual installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).

Prior to 2005, each non-management Director received an annual grant of phantom shares under the Directors’ Phantom Share Plan equal in value to the then-current annual retainer. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares become fully vested at the earlier of five years from the date of grant, upon the Director’s termination of Board service after age 55, or upon a change in control of Goodrich as defined in our Equity Compensation Plan. Following termination of service as a Director, the cash value of the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).

Directors’ Retirement Income Plan

Mr. Rankin participates in our 1982 Directors’ Retirement Income Plan, which was terminated in 1995. The plan provided that, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-management Director would be entitled to receive an annual amount equal to the annual retainer in effect at retirement. A retiring Director who had reached age 55 and served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the annual retainer in effect at retirement, plus 10% of such annual retainer for each additional year of service (rounded to the nearest whole year) up to ten. Under the transition provisions of the plan, upon his retirement Mr. Rankin will be entitled to receive an annual amount under the plan equal to 70% of the annual retainer in effect at retirement.

Other

Non-management Directors are reimbursed for actual expenses incurred in the performance of their services as Directors and, in most instances, provided with travel via company-provided private aircraft to Board of Directors and committee meetings. We also provide each non-

management Director with long-distance telephone service for business and personal use and with $250,000 in business travel accident insurance coverage.

Indemnification; Insurance

We indemnify our Directors and officers to the fullest extent permitted by the New York Business Corporation Law. This is required under our By-Laws, and we have also signed agreements with each of our Directors and some of our officers contractually obligating us to provide this indemnification to them.

As authorized by the New York Business Corporation Law and our By-Laws, we have purchased insurance providing indemnification for Goodrich and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage.

AUDIT REVIEW COMMITTEE REPORT

The Audit Review Committee is appointed annually by the Board of Directors to assist it in its oversight function by monitoring the integrity of Goodrich’s consolidated financial statements, the qualifications and independence of the independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm and compliance with legal and regulatory requirements. The Audit Review Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition, that firm is responsible for attesting to management’s assessment of and the effectiveness of Goodrich’s internal control over financial reporting.

In this context, the Audit Review Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Review Committee that Goodrich’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Review Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Review Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Review Committee also reviewed and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the Audit Review Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with the independent registered public accounting firm its independence from Goodrich and its management. The Audit Review Committee also considered whether the provision of non-audit services to Goodrich is compatible with maintaining the firm’s independence. The Audit Review Committee has concluded that the independent registered public accounting firm is independent from Goodrich and its management.

The Audit Review Committee discussed with Goodrich’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Review Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of Goodrich’s internal controls, and the overall quality of Goodrich’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Goodrich’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Review Committee also appointed, subject to shareholder ratification, Goodrich’s independent registered public accounting firm for the year 2007.

The Audit Review Committee

Harris E. DeLoach, Jr., Chair
John P. Jumper
Douglas E. Olesen
Alfred M. Rankin, Jr.
A. Thomas Young

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James W. Griffith, Chair
Diane C. Creel
George A. Davidson, Jr.
Lloyd W. Newton
James R. Wilson
A. Thomas Young

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Overview

Our compensation programs are designed to help us recruit and retain the executive talent required to successfully manage our business. The programs are designed to motivate employees to achieve business objectives and maximize their long-term commitment to our success by providing compensation elements that align executives with shareholder value and achievement of long-term strategies. The elements of our executive compensation programs, the rationale for the choices made in developing the programs and the process for compensation design and decisions are described in this Compensation Discussion and Analysis.

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for establishing the overall philosophy and objectives, financial metrics and oversight for our executive compensation programs. The Committee presently consists of six independent directors who are responsible for review of compensation, benefits and stock-based programs and recommend any changes to the Board of Directors. The Committee meets regularly, but at least three times annually, and engages the services of an independent compensation consultant to assist with its deliberations. The Board of Directors has established a Compensation Committee Charter to govern and guide the Committee’s duties. The Committee reviews and assesses the Charter annually and recommends any changes to the Board of Directors. The Committee’s philosophy is to develop short-term and long-term incentive programs that reward financial performance that creates value for our shareholders. Our executive compensation programs are designed to strike an appropriate balance between our short-term and long-term goals and objectives.

Compensation of Named Executive Officers

The Chief Executive Officer’s long-term incentive compensation, based on target levels, is approximately 60% of his total direct compensation, and his short-term incentive compensation is approximately 20% of his total direct compensation. The remainder of his total direct compensation, approximately 20%, is base salary. For the other named executive officers, based on target levels, their long-term incentive compensation is approximately 55% of their total direct compensation and their short-term incentive compensation is approximately 20% of their total direct compensation. The remainder of the other executives’ total direct compensation, approximately 25%, is base salary. The Committee recommends to the Board of Directors the compensation for the Chief Executive Officer and establishes the compensation for the other named executive officers.

Financial Goals and Performance Metrics

As the Committee collaborates with the Board of Directors and senior management to evaluate our financial performance, it reviews and identifies those areas where financial performance can be improved. Measures of this financial performance improvement include revenue growth, net income, earnings per share, earnings before interest and taxes, cash flow or its individual components, return on equity, return on invested capital or any other financial metric that will create shareholder value when achieved or exceeded. In addition to creating shareholder value, the executive compensation programs are also intended to provide retention value to the Company and to provide a competitive compensation package for attracting and retaining executive talent.

Each year, the Committee reviews our annual and long-term (5 years) business plans. Using this review, the Committee identifies those financial goals that are critical for achievement of our business plans. The Committee also, in conjunction with its independent compensation consultant, Pearl Meyer & Partners, annually reviews the components of other aerospace and manufacturing companies’ executive compensation programs. This external review helps the Committee identify issues which may be important to shareholder investment decisions.

Components of Executive Compensation

For the Chief Executive Officer and the other named executive officers, we have established a compensation program that is designed to align compensation with corporate performance on both a short-term and long-term basis. To that end, our compensation program for named executive officers is composed of the elements explained below.

The components of our current compensation program are: annual salary; annual incentive compensation; long-term incentive compensation; benefits; and perquisites. Long-term incentive compensation currently consists of grants of restricted stock units, non-qualified stock options and performance units. Each of these components is discussed separately below.

The Committee’s philosophy is to provide the right balance of short-term and long-term compensation. To that end, the Committee considers the achievement of the long-term goals of the Company to be a priority for increasing shareholder value and targets long-term incentive compensation to be at least 50% of the total direct compensation of the executive officers. This focuses management on the appropriate long-term initiatives to increase shareholder value. In addition, short-term (annual) incentive compensation is intended to be approximately 20 to 25% of the total direct compensation of the executive officers, with annual salary making up the remainder.

Annual Salary

The Committee views annual salary as the foundation for our executive compensation programs. In establishing salary levels, the Committee considers annual salary as a basic and necessary component of executive compensation. While focusing on executive performance, the payment of annual salary is not directly tied to achievement of certain pre-established financial goals. As discussed above in the Executive Compensation Overview, annual salary is less than 30% of the total direct executive compensation package. However, the Committee considers financial performance when evaluating future salary adjustments as well as the continued employment of the named executive officers.

In addition, annual salary is intended to ensure that our compensation practices are competitive within the aerospace industry and with major industrial companies (using the peer group referenced below). The Committee believes that the target salary for each of our executive positions should be at the median base salary of similar positions at comparable aerospace and industrial companies. While the median serves as a target, other factors such as experience, time in position, complexity of functions and operations and past performance are also considered. The Committee believes that executive salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile. The Committee recommends to the Board of Directors the base salary for the Chairman and Chief Executive Officer and establishes the annual salary for certain other executive officers, including the named executive officers.

To help assess the annual salary of our executive officers, each year the Committee and its independent advisor (currently Pearl Meyer & Partners) review market data for each executive officer, including the named executive officers. Pearl Meyer & Partners’ analysis includes reviewing the proxy statements of our peer group and executive compensation data maintained by Towers Perrin, Mercer, Watson Wyatt and Hewitt. The Committee evaluates this proxy data as well as survey data trends to develop a target annual salary for each executive position. The Committee considers a number of factors in determining annual salary, including the past year’s performance, annual salaries paid by comparable aerospace and industrial companies, the complexity of the executive’s position and the executive’s overall experience. Based on its consideration as well as recommendations from the Chief Executive Officer, the Committee uses its judgment to determine the appropriate salary level for each executive officer. The Chief Executive Officer provides written feedback to the Committee on the performance of the executive officers, including his own.

As discussed above, the Committee, through Pearl Meyer & Partners, reviews the proxy statements of peer companies to evaluate current practices and trends within the aerospace industry. The Committee has established a group of aerospace peer companies (32 companies) which is used for both comparison of executive compensation practices as well as total shareholder return performance. These companies are selected based on their aerospace products, revenue size and comparability to our markets and customers. The companies listed below are our peer group.

• Alcoa Inc.	• General Electric Company	• Rolls-Royce Group plc
• AAR Corp.	• Garmin Ltd.	• Raytheon Company
• Alliant Techsystems Inc.	• Heico Corporation	• Sequa Corporation
• The Boeing Company	• Honeywell International Inc.	• Teledyne Technologies, Inc.
• Bombardier Inc.	• Hexcel Corporation	• Triumph Group, Inc.
• B/E Aerospace, Inc.	• ITT Corporation	• Textron Inc.
• Rockwell Collins Inc.	• L-3 Communications Holdings, Inc.	• United Technologies Corporation
• Crane Co.	• Lockheed Martin Corporation	• Woodward Governor Company
• Curtiss-Wright Corporation	• Moog Inc.
• EADS N.V.	• Northrop Grumman Corporation
• Embraer	• Precision Casting Co.
• General Dynamics Corporation	• Parker-Hannifin Corporation

Annual Incentive Compensation

Our annual incentive compensation is an annual cash bonus paid based on the achievement of certain financial, individual and team performance goals. In addition to rewarding performance, our annual incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence our results and enhance shareholder value. The philosophy is to provide competitive awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved.

An individual’s annual incentive compensation target under our Management Incentive Plan is expressed as a percentage of salary, with the percentages of salary increasing with the level of the job. The target bonus for our Chief Executive Officer is 100% of his annual salary. For the other named executive officers, the target bonus is either 65% or 60% of their annual salary. Annual incentive payments can range from 0% to 200% of target, based on the level of performance against the financial and individual and team objectives. This range of percentages is based on the analysis of the peer group data and the competitive survey data to ensure that our annual incentive compensation remains competitive. The payout percentages are based on the achievement of the financial metrics established at the beginning of the year.

Each year, the Committee evaluates our business and strategic plan to determine which financial metrics are critical to achieving this plan. Based on discussions with our management, the Committee identifies those financial metrics, typically limited to two or three. As we are in the midst of an aerospace growth cycle, the Committee determined that earnings before interest and taxes as well as conversion of earnings into free cash flow are critical goals to achieving our strategic plan. We also used these metrics in 2004 and 2005. For the period 2004-2006 the weightings of the earnings before interest and taxes as well as free cash flow were equal at 42.5% each for the Chief Executive Officer and 40.0% each for the other named executive officers. The remaining 15% weighting for the Chief Executive Officer and 20% weighting for the other named executive officers is based on individual and team goals that were identified at the beginning of each year.

The Committee sets the target performance for these financial metrics as well as the threshold and maximum levels at the beginning of each year. The Committee generally establishes the incentive plan targets at the business plan, or budget, for the coming year. This decision is based on the level of difficulty in achieving the business plan as well as identifying the risks associated with the plan. The threshold and maximum levels are then established. The threshold is determined based on the Committee’s judgment of acceptable financial performance and the maximum is determined based on superior financial performance. Annual incentive compensation will be paid only if threshold performance is achieved on at least one financial metric. The Committee then reviews financial performance throughout the fiscal year and identifies any areas where further consideration and discussion are warranted. The decision to exercise any discretionary adjustments regarding special items is reserved for year-end after the Committee reviews overall performance. The actual target performance levels and the threshold and maximums for the financial metrics for 2006 are disclosed below.

Chief Executive Officer

Financial Metric	Percentage	Threshold	Target	Maximum

Earnings Before Interest and Taxes	42.5%	$445.9	$557.4	$668.9
Free Cash Flow	42.5%	$145.0	$180.0	$275.0
Team and Individual Goals	15.0%	—	—	—

Other Named Executive Officers

Financial Metric	Percentage	Threshold	Target	Maximum

Earnings Before Interest and Taxes	40%	$445.9	$557.4	$668.9
Free Cash Flow	40%	$145.0	$180.0	$275.0
Team and Individual Goals	20%	—	—	—

At its February meeting, the Financial Policy Committee and the Committee review our final financial results for the year and the Committee determines whether any special consideration, positive or negative, should be exercised. The Committee then reports the results to the Board of Directors.

For 2006, the Committee excluded the impact of certain items (such as tax settlement payments and the unwinding of an accounts receivable securitization program) that it believed were not driven by the current performance of Company executives or that had a distorting impact relative to the performance of Company executives. Most of these items were identified as excludable at the time that the target levels were set. After making these adjustments, the Committee recommended an award in the amount set forth in column (g) of the Summary Compensation Table to the Board of Directors for Mr. Larsen and awarded the amounts set forth in column (g) of the Summary Compensation Table for the other named executive officers.

In addition to the financial objectives used to determine the annual incentive plan payout, each participant is evaluated on the achievement of individual and team goals. These goals are typically non-financial such as execution of strategic initiatives, talent management and continued margin improvement. The respective individual and team goals for the named executive officers are discussed, reviewed and approved by the Committee at the beginning of each year. The Chief Executive Officer provides written feedback to the Committee on the achievement of individual and team goals by each executive officer, including himself.

Long-term Incentive Compensation

Our long-term incentive compensation awards are made pursuant to the 2001 Equity Compensation Plan, which was approved by shareholders in April 2001 and amended and restated by shareholders in April 2005. The Equity Compensation Plan is administered by the Committee and provides for a variety of equity-based incentive compensation such as stock options, restricted stock units, restricted stock and performance units.

In 2004, the Committee changed the approach to providing long-term incentive compensation by adding restricted stock units to the mix of stock options and performance units. At the time, the Committee determined that a stronger emphasis on restricted stock units and less emphasis on stock options was appropriate. The Committee approved the use of restricted stock units in partial replacement of stock options to reduce shareholder dilution and to reduce the number of shares necessary to meet the needs of the plan. The Committee also eliminated the use of incentive stock options and now utilizes non-qualified stock options exclusively. This decision was made to obtain a more beneficial tax treatment for the Company and to streamline the administration and communication of the stock option grant process. This approach was continued in 2006 because the Committee considers it to be an appropriate use of equity as part of total compensation.

For the named executive officers, the mix of long-term incentive awards is weighted 40% restricted stock units, 30% non-qualified stock options and 30% performance unit awards. This approach balances the overall number of shares used each year for equity grants and minimizes the impact of grants on shareholder dilution. This approach also balances the use of restricted stock, which provides ongoing value, with stock options and performance unit awards that require stock price growth to create value. Restricted stock units are granted annually if we achieve an adjusted return on invested capital at or above a predetermined level for the previous year. Restricted stock units generally, once granted, vest at the rate of 50% on the third anniversary, 25% on the fourth anniversary and the balance on the fifth anniversary of the date of grant. If a participant’s employment with us terminates prior to vesting for any reason other than death, disability or retirement, the unvested restricted stock units are forfeited.

The Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation to executive officers, other than himself. The Chief Executive Officer makes recommendations based on guidelines established by the Committee and his judgment on the individual’s performance. The Committee has established a set of equity grant guidelines based on its review of competitive practices and the practices of our peer group. The guidelines are based on salary and level within the Company. The Committee targets the equity grant guidelines at the median of our peer group data. The Committee also considers its own evaluation of the individuals since the members have an opportunity to observe their performance and have available information on the level of past awards and individual stock ownership of the executive officers which may be considered in the final determination of the awards. The Committee ultimately decides the level of long-term compensation granted to each named executive officer.

We use the average of the high and low price on a grant date as the fair market value for our equity grants. We believe this approach is a more appropriate method of determining fair market value than using the closing price which may be more impacted by external or market events late on a grant date.

Restricted Stock Units

The Committee views the annual grants of restricted stock units as the foundation for the long-term incentive awards program. Restricted stock units provide management with an underlying value in our stock. In order to qualify the restricted stock unit awards as performance-based compensation under Section 162(m) of the Internal Revenue Code, the

Committee has imposed a performance measure, a 5% annual return on invested capital, which must be met before grants are approved. The Committee considers return on invested capital as an effective measure of our ability to manage our capital. Restricted stock unit grants vest over a five-year period as described earlier. The Committee believes that this vesting schedule provides the appropriate balance between short-term and long-term incentives as well as providing retention value to the Company. As we pay dividends, dividend equivalents are paid to each participant who holds restricted stock units. A participant who dies, becomes disabled or retires is immediately vested in each restricted stock unit award.

Stock Options

The Committee views non-qualified stock option grants as a critical and direct link between management and shareholders. All value earned through stock options is dependent upon an increase in the value of our stock price. The Equity Compensation Plan provides that stock options may not be granted at less than 100% of fair market value on the grant date and that options may not be repriced.

The Committee approves annual option grants at its December meeting, except with respect to the Chief Executive Officer whose annual grant is approved by the Board of Directors at its December meeting. Senior management recommends to the Committee the potential recipients and the number of options for the annual stock option grant with the Committee reviewing and approving the final grants. The grant date for the annual stock option grant is the first trading day of the following year. The grant price is the fair market value on the grant date, which is defined as the average of the high and low sales price on that date. In order to ensure that our annual stock option grants are not subject to market timing, the Committee has historically approved annual stock option grants at its December meeting with a grant date of the first trading day of the following year.

In addition, the Committee has periodically delegated to the Chief Executive Officer the authority to grant equity awards in an amount up to an aggregate of 50,000 shares or units with a maximum of 8,000 shares or units to any one individual. The Chief Executive Officer may grant equity awards from this discretionary pool for reasons such as key employees hired or promoted after the annual approval process or for special recognition. In the event of a special stock option grant, the grant date is the date of the approval by the Chief Executive Officer and the grant price is the fair market value on the grant date.

Stock options are generally granted with a three-year graded vesting schedule, vesting 33.3% each year, and for a term of ten years. The Committee believes that this vesting schedule adequately balances short-term and long-term goals as well as providing retention value to the Company. If a participant dies, becomes disabled or retires on or after age 65, unvested stock options are immediately vested. If a participant retires early, the shares continue to vest on the original schedule. If a person leaves the Company for reasons other than for death, disability or retirement, the unvested stock options are forfeited and any vested options must be exercised within 90 days.

The Committee has established a set of equity grant guidelines based on its review of competitive practices and the practices of our peer group. The guidelines are based on salary and level within the organization.

Performance Units

The Committee views performance units as an opportunity to reward senior management for both stock price growth and achievement of financial performance goals. The Committee makes awards every year, based on overlapping three-year performance cycles. The Committee has determined that a three-year cycle is an appropriate balance of long-term and short-term results and represents a realistic performance horizon. At the beginning of each three-year cycle, the Committee establishes the performance goals. The performance goals for the performance unit plan have been consistent for the past three award cycles. The financial metrics, listed below, are relative total shareholder return, which measures our stock performance against our peer group, and return on invested capital, which was discussed earlier. The award of performance units is limited to our senior management, currently consisting of approximately 55 individuals who have significant responsibilities for managing individual business units or have significant influence on our overall results.

Named Executive Officers

Financial Metric	Percentage	Threshold	Target	Maximum

Return on Invested Capital	50%	12.0%	13.3%	15.0%
Relative Total Shareholder Return	50%	25th	50th	75th

Awards are credited as phantom performance shares in a book account for each participant. Each phantom performance share is equivalent to one share of our common stock. Throughout the performance period, dividend equivalents are credited to each participant’s phantom shares. Under the award terms, participants are entitled to a payout at the end of each plan cycle only if the threshold performance standard is met. The number of phantom performance shares to be used in the calculation of the payout will range from 0% to 200% of the total phantom performance share account (including shares credited through dividend equivalents), based on the level of performance against the above financial objectives. At the end of the performance period, the participant will receive a cash payment based on the number of phantom shares at the end of the period, the then current price of our common stock and the level of achievement of each performance measure.

2007 Special Equity Grant

For 2007, the Committee decided to link a higher portion of our senior executives’ compensation directly to our stock price. In lieu of 25% of their 2007 long-term incentive grant value, the named executive officers received a one-time, performance-based stock option grant. Special stock option awards were also granted to an additional 12 members of senior management. The named executive officers received the following special grants: Marshall O. Larsen 150,000 shares; Scott E. Kuechle, 50,000 shares; John J. Grisik, 50,000 shares; Terrence G. Linnert 50,000 shares; and John J. Carmola 50,000 shares.

These stock option awards are designed to reward our senior executives only if our stock price increases significantly over our stock price on the date of grant. The stock options will vest only if our stock price closes at or above $65.00 per share for any five trading days during a 20 consecutive-trading-day period. These stock options expire seven years from the date of grant. The grant price was the fair market value on January 3, 2007, $45.87 per share. If the stock options do not vest as described above prior to expiration, our executives receive no financial benefit from the stock options. No dividends will be paid on the stock options prior to exercise. The Committee believes that this program design change for 2007 further aligns our senior executives with our shareholders by making more of our executives’ compensation focused on stock price appreciation. A total of 715,000 stock option awards were issued under this special grant.

Benefit and Perquisite Programs

Our executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs, qualified 401(k) and pension plans and a severance plan. Our executive officers may also participate in other benefit programs including non-qualified 401(k) and pension plans, a supplemental executive retirement plan, and a management continuity agreement that takes effect upon a change in control. Messrs. Larsen, Grisik and Linnert also participate in an executive disability benefit agreement. The perquisites offered to executive officers include an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations for the executive and spouse, cellular telephone service, long-distance telephone service for the executive and family and, in certain cases, home security systems and use of our aircraft for personal use. Executives receive a tax gross-up equal to 100% of the amounts paid by us on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs. These perquisites are reviewed periodically against our peer group to evaluate competitive programs. Overall, the perquisite programs are provided to enable executives to focus more time on Company business, customer relations and business development.

Executive Life Insurance

During 2006, Messrs. Carmola, Grisik and Linnert participated in the Goodrich Corporation Split-dollar Insurance Plan, which provides a two-phase program of split-dollar life insurance for certain of our executive officers. No executives have become participants since 2000.

The first phase provides the executive with a split-dollar life insurance benefit that is intended to equal five times salary. At the end of five years, the executive may continue participation in the split-dollar life insurance plan or take ownership of the life insurance policy. Messrs. Carmola and Linnert are participating in phase one. If the executive takes ownership of the policy, the death benefit is reduced to two times current salary and the policy is funded by us to a level to assure that policy can sustain itself (i.e. premiums can be paid from the cash surrender value for the executive’s life, assuming certain assumptions regarding policy dividends and life expectancy). If the cash surrender value is adequate, we will recover the premiums previously paid by us. If the executive elects to participate in phase two of the plan, we will again provide the executive with a split-dollar life insurance benefit that is intended to equal five times salary. Mr. Grisik is participating in phase two. At termination of employment or retirement, the death benefit is reduced to two times current salary and ownership of the life insurance policy is transferred to the executive. At this point the executive will be required to pay $300 per year to maintain the policy.

The Committee determined that the split-dollar program no longer meets our business purposes and is not necessary to satisfy competitive compensation practices. On December 29, 2006, we entered into new agreements with Messrs. Carmola, Grisik and Linnert, terminating the split-dollar insurance plan for these executives. No premium payments had been made under the split-dollar program since 2002 for these executives.

These new agreements with Messrs. Linnert, Grisik and Carmola provide that they will receive ownership of the split-dollar life insurance policies upon execution of the agreements in return for ending the Company’s ongoing commitment to the split-dollar insurance plan for these executives and the underlying life insurance policies. Each executive will receive a life insurance policy with a paid-up cash value that is adequate to sustain the policy, at current dividend rates, with a death benefit equal to two times the executive’s projected salary (assuming 3.5% salary increases) at age 65. The executives will forego the higher pre-retirement death benefits that were provided in the original split-dollar agreements.

These new agreements also call for us to contribute either to the split-dollar life insurance policies or directly to the executive an amount, after taxes, that is adequate to sustain the policy for the expected life of the executive. This approach is consistent with the termination provisions of the original agreements, and resulted in gross taxable income of $516,771 for Mr. Carmola, $355,335 for Mr. Grisik, and $592,288 for Mr. Linnert. Since these amounts were paid in 2007, they are not included in the summary compensation table.

Stock Ownership Guidelines

The Committee approves stock ownership guidelines to align the interests of our senior management team with those of the shareholders. We believe that senior managers (including the named executive officers) should maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain awards described below. The Committee has determined that stock ownership creates direct economic alignment with shareholders and motivates them to enhance shareholder value. The definition of stock owned includes the following:

•	Shares owned in Goodrich Employees’ Savings Plan

•	Restricted Stock Units (after-tax value using 35% tax rate)

•	Shares owned/subscribed to in the Goodrich Employee Stock Purchase Plan

•	Shares held individually or jointly, or in a revocable trust by spouse

•	Restricted Stock shares (after-tax value using 35% tax rate)

•	Deferred Performance Shares (after-tax value using 35% tax rate)

We have historically required our senior managers to own a multiple of salary in our stock. In 2006, the Committee requested that management review the ownership guidelines for comparability with those of our peers. In addition to input from Pearl Meyer & Partners, we benchmarked our peer group to analyze their practices related to stock ownership guidelines. We reviewed and changed our guidelines in 2006 to establish a five-level, fixed share ownership guideline structure. Based on the trends found in our peer group, we have increased our guidelines. These guidelines represent approximately 5 times salary (increased from 4) for the Chief Executive Officer and 3.5 times salary (increased from 2.5) for the other named executive officers.

Executive Position	Ownership Guideline

Chairman and Chief Executive Officer	120,000 Shares
Executive VP/Senior VP	35,000/30,000 Shares
General Manager (sales>$250 million)	14,000 Shares
Corporate VP	14,000/7,000 Shares
General Manager (sales<250 million)	7,000 Shares

Our senior management team has until the later of January 15, 2008 or five years after their first equity grant to satisfy the revised ownership guidelines. Senior managers who have been promoted will have the longer of three years from the date of their promotion or the remaining five years from their first equity grant to satisfy the ownership guidelines. Those who have not satisfied their ownership guidelines will be required to retain the after-tax value of any vested restricted stock or restricted stock unit grants until the guidelines are satisfied.

All of the named executive officers have satisfied the stock ownership requirements with the exception of the Chief Financial Officer, who was promoted to this role in 2005. The Chief Financial Officer has until 2008 to satisfy the stock ownership requirement.

Impact of Regulatory Requirements on 2006 Compensation

Various income tax, accounting and other regulatory requirements are considered in awards of executive compensation to named executive officers and other executives. Of particular note is the deduction limitation imposed by Section 162(m) of the Internal Revenue Code, as more specifically described in the following paragraph. In addition, the design of our executive compensation programs considered the non-deductibility of excess parachute tax payments under Section 280G of the Internal Revenue Code (and the related excise tax imposed by

Section 4999). Additionally, consideration was given to the special rules applicable to non-qualified deferred compensation arrangements under Section 409A and the accounting treatment of various types of equity-based and cash compensation under Financial Accounting Statement 123(R), as well as the overall income tax rules applicable to various forms of compensation. While an objective was to compensate executives in a manner that produced favorable tax and accounting treatment, the main goal was to develop fair and equitable compensation arrangements that appropriately incent, reward and retain valued executives.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the named executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Committee believes that it is generally in our interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company but which may not qualify for tax deductibility under Section 162(m).

On the following pages are tables showing various components of executive compensation, benefits and stock awards for the named executive officers. The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. We have not entered into employment agreements with any of the named executive officers, other than the management continuity agreements described starting on page 43 of this Proxy Statement. When reviewing total compensation for the named executives, the Committee has used tally sheets which show all of the components of the executive’s compensation.

The named executive officers were not entitled to receive payments which would be characterized as “bonus” payments under column (d) of the Summary Compensation Table for the fiscal year ended December 31, 2006. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation”, were determined by the Compensation Committee at its February 19, 2007 meeting.

Summary Compensation Table

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(a)	(b)	($)(c)	($)(e)(1)	($)(f)(2)	($)(g)	($)(h)(3)	($)(i)(4)	($)(j)

Larsen, Marshall	2006	970,000	7,974,061	2,462,015	1,391,345	2,848,013	188,217	15,833,651
Chairman, President and
Chief Executive Officer
Kuechle, Scott	2006	370,000	777,987	110,601	311,323	253,373	58,522	1,881,806
Senior Vice President,
Chief Financial Officer
Grisik, John	2006	480,000	2,581,294	763,760	453,135	791,527	99,128	5,168,844
Executive Vice President,
Innovation and Technology
Linnert, Terrence	2006	475,000	2,534,612	752,742	448,415	721,696	89,845	5,022,310
Executive Vice President,
Administration, and
General Counsel
Carmola, John	2006	460,000	1,564,886	217,935	425,484	310,459	101,874	3,080,638
Vice President, and
Segment President,
Airframe Systems

The table above shows Stock Award and Option Award values based on Statement of Financial Accounting Standard 123(R). SFAS 123(R) expense includes portions of the 2004, 2005 and 2006 grants that are amortized over the period that they are earned. Due to a requirement of SFAS 123(R), the amounts shown above include for Messrs. Larsen, Grisik and Linnert, who are retirement eligible, the full SFAS 123(R) expense of the 2007 stock option grant and the 2007 restricted stock unit grant, as well as the 2006 stock option grant and the 2006 restricted stock unit grant. The 2007 grants were effective on January 3, 2007, however the interpretation of SFAS 123(R) requires that the expense be recognized in 2006, the year that the Compensation Committee approved the grants.

(1)	This number consists of (i) the grant date fair value under SFAS 123(R) of the restricted stock units earned during the covered year and (ii) the fair value under SFAS 123(R) determined by stock price and Monte Carlo simulation of three performance unit award cycles being earned by the executive during the covered year, adjusted for expected performance during the cycle.

(2)	The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for Statement of Financial Accounting Standards 123(R) reporting during 2006. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. The key assumptions are as follows:

	2004 Awards	2005 Awards	2006 Awards	2007 Awards

Risk Free Interest Rate	4.0%	4.1%	4.3%	4.7%
Dividend Yield	2.6%	3.3%	2.0%	1.8%
Volatility Factor	40.6%	44.5%	36.1%	35.6%
Wt. Avg. Expected Life	7 Years	7 Years	5.5 Years	5.5 Years

The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

(3)	The amount shown in Change in Pension Value and Non-qualified Deferred Compensation Earnings consists of the increase in the present value of accrued pension benefits under the plans shown in the Pension Table. None of the named executive officers earned above-market earnings in deferred compensation plans.

The pension value is determined using the same actuarial assumptions as used for the Company’s SFAS 158 disclosure; namely a discount rate of 5.89% and the RP-2000 mortality table, reflecting mortality improvements for 15 years. The change in pension value is calculated as the difference between the December 31, 2005 value and the December 31, 2006 value (as shown in the Pension Table). These values are calculated based on benefits commencing at the earliest age at which benefits are not reduced for early retirement, age 62.

		Increase
		Due to	Increase
	Increase	Change in	Due to	Increase
	Due to	Final	Decrease in	Due to	Total
	Additional	Average	Discount	Change in	Change in
	Service	Earnings	Period	Assumptions	Value
Name	($)	($)	($)	($)	($)

M. Larsen	14,706	2,383,760	537,805	(88,258)	2,848,013
S. Kuechle	27,073	212,715	48,281	(34,696)	253,373
J. Grisik	230,220	402,849	160,571	(2,113)	791,527
T. Linnert	223,790	357,526	131,108	9,272	721,696
J. Carmola	128,459	140,505	68,433	(26,938)	310,459

(4)	This number is the sum of one or more of the following items (i) auto allowance (grossed-up), (ii) use of the Company’s aircraft for personal use, (iii) umbrella liability insurance (grossed-up), (iv) financial counseling and tax preparation (grossed-up), (v) club membership dues, (vi) long distance telephone service for executives and family, (vii) home security, (viii) ) auto maintenance and insurance (grossed-up), (ix) matching contribution by the Company to its defined contribution plan, and (x) dividends on restricted stock units and awards. Amounts reimbursed for payment of taxes represents an amount paid by us to the named executive officer equal to 100% of the amounts paid by us on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation and auto maintenance and insurance.

These amounts include: (a) Mr. Larsen, $15,000 for an automobile allowance, $35,441 for tax gross-ups, $28,768 for personal use of Company aircraft, and $78,875 represents the matching contributions by the Company on behalf of the named individual to the Company’s defined contribution plan; (b) Mr. Kuechle, $9,900 for an automobile allowance, $19,340 for tax gross-ups, and $19,436 represents the matching contributions by the Company on behalf of the named individual to the Company’s defined contribution plan; (c) Mr. Grisik, $15,000 for an automobile allowance, $31,383 for tax gross-ups, and $30,355 represents the matching contributions by the Company on behalf of the named individual to the Company’s defined contribution plan; (d) Mr. Linnert, $15,000 for an automobile allowance, $24,566 for tax gross-ups, and $30,557 represents the matching contributions by the Company on behalf of the named individual to the Company’s defined contribution plan; (e) Mr. Carmola, $15,000 for an automobile allowance, $33,022 for tax gross-ups, and $28,242 represents the matching contributions by the Company on behalf of the named individual to the Company’s defined contribution plan.

The incremental cost to the Company of personal use of the Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing / ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost.

The following table presents compensation information for the executive officers listed in the Summary Compensation Table. However, the following presentation adjusts compensation expense shown in columns (e) and (f), and consequently in column (j), to show only the grant date fair value of grants made in 2006 under columns (e) and (f), with such adjustments being reflected in the total presented in column (j). Thus, this table does not present the SFAS 123(R) expense attributable to equity grants in 2006 and prior years. The Committee believes that it is appropriate to provide this additional information in this format because in making stock and option awards in 2006, the Committee did not take into account prior years’ awards and, in addition, as a result of the adoption of SFAS 123(R), expenses of certain stock awards made on January 3, 2007 were included in 2006 along with all awards made on January 3, 2006 even though the timing of the Committee’s award practices was consistent in both years. In light of these adjustments, the following information is not presented in accordance with the requirements for the presentation of compensation information in the Summary Compensation Table and should not be considered a substitute for the information presented in the Summary Compensation Table appearing on page 32.

Table Using Grant Date Fair Value of Grants Made in 2006

						Change in
						Pension
						Value and
					Non-Equity	Non-qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(a)	(b)	($)(c)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

M. Larsen	2006	970,000	2,539,423	1,023,670	1,391,345	2,848,013	188,217	8,960,668
S. Kuechle	2006	370,000	587,798	235,095	311,323	253,373	58,522	1,816,111
J. Grisik	2006	480,000	793,932	315,699	453,135	791,527	99,128	2,933,421
T. Linnert	2006	475,000	750,625	308,982	448,415	721,696	89,845	2,794,563
J. Carmola	2006	460,000	793,932	315,699	425,484	310,459	101,874	2,407,448

Grants of Plan-Based Awards

								All other	All Other
								Stock	Options		Grant Date
								Awards;	Awards:	Exercise	Fair
								# of	# of	or Base	Value of
								Shares	Securities	Price of	Stock and
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock	Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name(a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)(3)	(#)(j)(4)	($/Sh)(k)	($)

M. Larsen	1/3/2006	0	1,030,000	2,060,000	0	18,800	37,600				1,173,734
M. Larsen	1/3/2006							24,000			1,365,689
M. Larsen	1/3/2006								55,500	40.405	1,023,670
S. Kuechle	1/3/2006	0	252,000	504,000	0	4,100	8,200				272,639
S. Kuechle	1/3/2006							5,600			315,159
S. Kuechle	1/3/2006								12,400	40.405	235,095
J. Grisik	1/3/2006	0	319,800	639,600	0	6,000	12,000				369,680
J. Grisik	1/3/2006							7,100			424,253
J. Grisik	1/3/2006								16,500	40.405	315,699
T. Linnert	1/3/2006	0	316,550	633,100	0	6,000	12,000				346,575
T. Linnert	1/3/2006							7,100			404,050
T. Linnert	1/3/2006								16,500	40.405	308,982
J. Carmola	1/3/2006	0	315,250	630,500	0	6,000	12,000				369,680
J. Carmola	1/3/2006							7,100			424,253
J. Carmola	1/3/2006								16,500	40.405	315,699

Exercise Price

We used the average of the high and low sales price on the grant date to determine the exercise price for the option awards.

Estimated Future Payouts — Non-equity Plans

For estimated future payments under non-equity incentive plan awards, each participant is assigned threshold and maximum award levels. Threshold award level is the level above which an incentive award will be paid. No incentive award is paid for performance at or below threshold level. Maximum award level is the maximum amount of incentive award that may be paid. A participant’s maximum award level is 200% of such participant’s target incentive amount.

The Committee may use one or more of the following performance measures: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.

The performance measures may relate to the Company, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular participant, subsidiary, division or operating unit, or any combination of the foregoing, determined by the Committee. In addition, the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. The Committee has the authority, at the time it establishes the performance measures for the applicable program year, to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the program.

Estimated Future Payouts — Equity Plans — Performance Unit Awards

The estimated future payouts under equity incentive plan awards is the 2006-2008 performance unit awards made in 2006 pursuant to the 2001 Equity Compensation Plan. Payouts on these awards are to be based on the Company’s relative total shareholder return and return on invested capital over the 2006-2008 performance periods. At the end of the performance period, each participant will earn a cash payout only if the threshold performance standard is exceeded. The cash payout will range from 0% to 200% of the value of the total performance unit account (including performance units credited through dividends equivalents), based on the level of performance against the financial objectives. For information on the actual 2006 financial metrics, see page 28 of the Compensation Discussion and Analysis.

Estimated Future Payouts — Equity Plans — Restricted Stock Unit Awards

The shares of stock for the named executive officers represents the value as of the date of the grant of restricted stock unit awards granted on January 3, 2006. Restricted stock units, once granted, vest at the rate of 50% on the third anniversary, 25% on the fourth anniversary and the balance on the fifth anniversary of the date of grant. Dividends or dividend equivalents are paid on all restricted stock units awards.

Estimated Future Payouts — Equity Plans — Stock Option Grants

All options were granted pursuant to our 2001 Equity Compensation Plan with an exercise price equal to 100% of the fair market value (as defined in the plan) on January 3, 2006, the date of the grant, have a 10-year term and vest in equal installments over a three-year period.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
					Equity						Plan	Awards:
					Incentive						Awards:	Market
					Plan						Number of	or Payout
					Awards:					Market	Unearned	value or
	Number of		Number of		Number of			Number of		Value of	Shares,	Unearned
	Securities		Securities		Securities			Shares or		Shares or	Units or	Shares,
	Underlying		Underlying		underlying			Units of		Units of	Other	Units or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested
Name(a)	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)	($)(j)

M. Larsen	1,763	(2)				39.684	1/1/2008
M. Larsen	38,616	(2)				39.684	1/1/2008
M. Larsen	2,885	(3)				34.652	1/3/2009
M. Larsen	45,632	(3)				34.652	1/3/2009
M. Larsen	3,923	(4)				25.488	1/2/2010
M. Larsen	74,435	(4)				25.488	1/2/2010
M. Larsen	2,924	(5)				34.203	1/1/2011
M. Larsen	10,640	(5)				34.203	1/1/2011
M. Larsen	54,256	(6)				37.014	1/1/2011
M. Larsen	3,984	(7)				25.101	1/1/2012
M. Larsen	63,836	(7)				25.101	1/1/2012
M. Larsen	5,330	(8)				18.76	1/2/2013
M. Larsen	94,670	(8)				18.76	1/2/2013
M. Larsen	55,300	(9)				30.53	2/16/2014
M. Larsen	26,666	(10)				32.43	1/2/2015
M. Larsen			27,650	(9)		30.53	2/16/2014
M. Larsen			53,334	(10)		32.43	1/2/2015
M. Larsen			76,200	(11)		40.405	1/3/2016
M. Larsen								36,850	(12)	1,679,992
M. Larsen								35,500	(13)	1,618,445
M. Larsen								33,800	(14)	1,540,942
M. Larsen											29,479(15)	1,873,472
M. Larsen											26,500(16)	2,416,270
M. Larsen											25,400(17)	2,315,972
S. Kuechle	400	(2)				39.684	1/1/2008
S. Kuechle	3,357	(2)				39.684	1/1/2008
S. Kuechle	7,304	(3)				34.652	1/3/2009
S. Kuechle	3,000	(4)				25.488	1/2/2010
S. Kuechle	3,923	(4)				25.488	1/2/2010
S. Kuechle	2,275	(5)				34.203	1/1/2011
S. Kuechle	599	(6)				37.014	4/16/2011
S. Kuechle	8,499	(6)				37.014	4/16/2011
S. Kuechle	3,984	(7)				25.101	1/1/2012

	Options Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
					Equity						Plan	Awards:
					Incentive						Awards:	Market
					Plan						Number of	or Payout
					Awards:					Market	Unearned	value or
	Number of		Number of		Number of			Number of		Value of	Shares,	Unearned
	Securities		Securities		Securities			Shares or		Shares or	Units or	Shares,
	Underlying		Underlying		underlying			Units of		Units of	Other	Units or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested
Name(a)	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)	($)(j)

S. Kuechle	7,389	(7)				25.101	1/1/2012
S. Kuechle	2,330	(8)				18.76	1/2/2013
S. Kuechle	5,200	(9)				30.53	2/16/2014
S. Kuechle	3,333	(10)				32.43	1/2/2015
S. Kuechle			2,600	(9)		30.53	2/16/2014
S. Kuechle			6,667	(10)		32.43	1/2/2015
S. Kuechle			17,500	(11)		40.405	1/3/2016
S. Kuechle								3,500	(18)	159,565
S. Kuechle								3,500	(12)	159,565
S. Kuechle								5,000	(13)	227,950
S. Kuechle								7,800	(14)	355,602
S. Kuechle											2,772(15)	176,167
S. Kuechle											3,500(16)	319,130
S. Kuechle											5,900(17)	537,962
J. Grisik	13,287	(3)				34.652	1/3/2009
J. Grisik	27,836	(4)				25.488	1/2/2010
J. Grisik	1,728	(5)				34.203	1/1/2011
J. Grisik	4,032	(5)				34.203	1/1/2011
J. Grisik	1,105	(6)				37.014	4/16/2011
J. Grisik	21,932	(6)				37.014	4/16/2011
J. Grisik	3,984	(7)				25.101	1/1/2012
J. Grisik	30,657	(7)				25.101	1/1/2012
J. Grisik	40,000	(8)				18.76	1/2/2013
J. Grisik	18,500	(9)				30.53	2/16/2014
J. Grisik	8,700	(10)				32.43	1/2/2015
J. Grisik			9,250	(9)		30.53	2/16/2014
J. Grisik			17,400	(10)		32.43	1/2/2015
J. Grisik			23,500	(11)		40.405	1/3/2016
J. Grisik								12,350	(12)	563,037
J. Grisik								11,600	(13)	528,844
J. Grisik								10,500	(14)	478,695
J. Grisik											9,862(15)	626,749
J. Grisik											8,700(16)	793,266
J. Grisik											8,000(17)	729,440
J. Carmola	2,916	(2)				39.684	1/1/2008
J. Carmola	5,535	(2)				39.684	1/1/2008
J. Carmola	2,885	(3)				34.652	1/3/2009
J. Carmola	7,758	(3)				34.652	1/3/2009
J. Carmola	1,621	(5)				34.203	1/1/2011
J. Carmola	3,783	(5)				34.203	1/1/2011
J. Carmola	1,203	(6)				37.014	4/16/2011
J. Carmola	20,416	(6)				37.014	4/16/2011
J. Carmola	3,984	(7)				25.101	1/1/2012
J. Carmola	13,332	(9)				30.53	2/16/2014

	Options Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
					Equity						Plan	Awards:
					Incentive						Awards:	Market
					Plan						Number of	or Payout
					Awards:					Market	Unearned	value or
	Number of		Number of		Number of			Number of		Value of	Shares,	Unearned
	Securities		Securities		Securities			Shares or		Shares or	Units or	Shares,
	Underlying		Underlying		underlying			Units of		Units of	Other	Units or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested
Name(a)	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)	($)(j)

J. Carmola	7,400	(10)				32.43	1/2/2015
J. Carmola			6,668	(9)		30.53	2/16/2014
J. Carmola			14,800	(10)		32.43	1/2/2015
J. Carmola			23,500	(11)		40.405	1/3/2016
J. Carmola								8,875	(12)	404,611
J. Carmola								9,850	(13)	449,062
J. Carmola								10,500	(14)	478,695
J. Carmola											7,090(15)	450,582
J. Carmola											7,400(16)	674,732
J. Carmola											8,000(17)	729,440
T. Linnert	2,326	(1)				42.979	1/2/2007
T. Linnert	13,325	(1)				42.979	1/2/2007
T. Linnert	2,520	(2)				39.684	1/1/2008
T. Linnert	9,270	(2)				39.684	1/1/2008
T. Linnert	2,885	(3)				34.652	1/3/2009
T. Linnert	13,079	(3)				34.652	1/3/2009
T. Linnert	3,923	(4)				25.488	1/2/2010
T. Linnert	36,664	(4)				25.488	1/2/2010
T. Linnert	2,924	(5)				34.203	1/1/2011
T. Linnert	4,380	(5)				34.203	1/1/2011
T. Linnert	29,215	(6)				37.014	4/16/2011
T. Linnert	3,984	(7)				25.101	1/1/2012
T. Linnert	32,535	(7)				25.101	1/1/2012
T. Linnert	5,330	(8)				18.76	1/2/2013
T. Linnert	20,000	(8)				18.76	1/2/2013
T. Linnert	18,500	(9)				30.53	2/16/2014
T. Linnert	8,333	(10)				32.43	1/2/2015
T. Linnert			9,250	(9)		30.53	2/16/2014
T. Linnert			16,667	(10)		32.43	1/2/2015
T. Linnert			23,000	(11)		40.405	1/3/2016
T. Linnert								12,350	(12)	563,037
T. Linnert								11,000	(13)	501,490
T. Linnert								10,000	(14)	455,900
T. Linnert											9,862(15)	626,749
T. Linnert											8,250(16)	752,235
T. Linnert											7,500(17)	683,850

(1)	The vesting date for the 1/2/97 grant is 1/2/97.

(2)	The vesting date for the 1/2/98 grant is 1/2/98.

(3)	The vesting date for the 1/4/99 grant is 1/4/99.

(4)	The vesting date for the 1/3/00 is 1/3/00.

(5)	The vesting date for the 1/2/01 grant is 1/2/01.

(6)	The vesting date for the 4/17/01 grant is 4/17/01.

(7)	The vesting date for the 1/2/02 grant is 1/2/02.

(8)	The vesting date for the 1/2/03 grant is 1/2/03.

(9)	The vesting dates for the 2/17/04 grant are 2/17/05, 2/17/06, and 2/17/07.

(10)	The vesting dates for the 1/3/05 grant are 1/3/06, 1/3/07, and 1/3/08.

(11)	The vesting dates for the 1/3/06 grant are 1/3/07, 1/3/08, and 1/3/09.

(12)	The vesting dates for the 2/17/04 grant are 2/17/07, 2/17/08, and 2/17/09.

(13)	The vesting dates for the 1/3/05 grant are 1/3/08, 1/3/09, and 1/3/10.

(14)	The vesting dates for the 1/3/06 grant are 1/3/09, 1/3/10, and 1/3/11.

(15)	The vesting date for the 2/17/04 grant is 2/17/07.

(16)	The vesting date for the 1/3/05 grant is 1/3/08.

(17)	The vesting date for the 1/3/06 grant is 1/3/09.

(18)	The vesting date for the 10/18/04 grant is 10/18/07.

The fair market value for the amounts listed under column (h) is based on $45.59, as of December 31, 2006.

The 2004-2006 grant value under column (j) is the actual award payout. The 2005-2007 and 2006-2008 grants under column (j) are valued based on the next higher performance measure that exceeded the previous fiscal year’s performance multiplied by the fair market value as of December 31, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name(a)	(#)(b)	($)(c)	(#)(d)(1)	($)(e)

M. Larsen	125,041	3,420,538	0	0
S. Kuechle	3,339	22,483	0	0
J. Grisik	28,508	211,072	15,000	633,000
T. Linnert	0	0	0	0
J. Carmola	28,391	603,612	15,000	633,000

(1)	Messrs. Grisik and Carmola received a restricted stock award that vested and was paid out in 2006.

Pension Benefits

Each of the named executive officers participates in three traditional final average pay defined benefit pension plans that are intended to provide competitive retirement benefits: the Goodrich Corporation Employees’ Pension Plan (“pension plan”), the Goodrich Corporation Pension Benefit Restoration Plan (“restoration plan”), and the Goodrich Corporation Supplemental Executive Retirement Plan (“supplemental plan”). The pension plan covers primarily all US employees other than most bargaining unit employees; however, the plan was closed to new participants effective January 1, 2006. The restoration plan is a non-qualified plan, the purpose of which is to restore benefits that otherwise would be payable under the qualified plan if not for Internal Revenue Service limits on compensation and benefits applicable to tax qualified plans. The combination of the pension and the restoration plans is intended to provide identical benefits as the pension plan, without regard to the limits imposed by the Internal Revenue Service. The supplemental plan is a non-qualified plan that serves to provide additional pension benefits, over and above the pension and restoration plans, to senior management executives, up to certain service limits as described in more detail below.

Present Value of Benefits

The present value of accumulated benefits, as shown in column (d) of the Pension Benefits table below, is calculated using the same assumptions used in determining SFAS 158 pension disclosure, as of December 31, 2006, described in the pension footnote disclosure of our

Form 10-K for 2006; namely, a discount rate of 5.89%, and the RP-2000 mortality table, reflecting mortality improvements for 15 years. For the restoration and supplemental plans, the table is adjusted to reflect white collar mortality rates. We have valued each of the benefits based upon the participant’s earliest unreduced retirement age (62), using a current final average earnings and current years of service, even though earlier retirement is available, as described below.

Benefit Formula

All of these plans use a benefit formula, which takes into account years of service and final average earnings, to calculate the amount of benefit payable at normal retirement age (age 65). Final average earnings under each plan is defined as the average annual pay during the highest consecutive 48 months of eligible earnings out of the last 120 months of employment with Goodrich. Eligible earnings consists of annual salary and annual incentive compensation. For purposes of the qualified plan, earnings in excess of the Internal Revenue Code Section 401(a)(17) limit and salary reduction agreements made to the Goodrich Corporation Savings Benefit Restoration Plan (see non-qualified deferred compensation discussion below) are excluded from eligible earnings.

Each plan’s benefit formula determines the amount of benefit payable at age 65 under the plan’s normal form of payment, which is a five year certain and life annuity. Participants may retire and commence payments as early as age 55. Payments are reduced 4% per year the commencement age precedes 62 (e.g., if payments commence at 55, 72% of the accrued benefit is paid; at 60, 92% is paid; at 62 or later, the full, unreduced accrued benefit is paid).

A number of forms of payment, including single life annuity, joint and survivor annuity, and certain and life annuity, are available under the qualified plan. Payment amounts are adjusted for form of payment so that each is actuarially equivalent to the plan’s normal form. Both non-qualified plans allow single lump sun payments, in addition to the same annuity forms of payment available under the qualified plan. To value benefits in the restoration plan, it is assumed that there is a 50% likelihood that the lump sum, rather than the annuity, will be paid.

Impact of Internal Revenue Code

Section 409A, added to the Internal Revenue Code in October 2004, has significantly complicated the manner and timing of distributions from the non-qualified plans.

•	For the portion of the benefit accrued and vested prior to January 1, 2005, which has been grandfathered and thus not subject to Section 409A, the executive may elect to receive the benefit either (a) as an annuity in the same form and at the same time as the qualified plan annuity or (b) as a single lump sum payment paid approximately 90 days following commencement of the qualified plan annuity.

•	For benefits accrued after December 31, 2004, and, thus, subject to Section 409A, the executive will not receive an election; rather, this portion of the benefit will be paid as a single lump sum at least six months following separation from service. Lump sum amounts are calculated using the interest rate and mortality table that would be required at the time of distribution under Internal Revenue Code Section 417(e) for lump sum distributions from qualified pension plans. The interest rate is reset annually, and the mortality table may be changed from time to time, as required by the Secretary of Treasury. For 2006 lump sums, for example, this interest rate and mortality table are 4.47% and the GAR 94 table, respectively.

Benefits under the pension plan and the restoration plan are determined using the following formula:

1.15% x final average earnings x service + 0.45% x (final average earnings in excess of Covered Compensation) x (the lesser of service or 35), where the Covered Compensation table is published by the Social Security Administration.

For the pension plan, final average earnings is limited to amounts allowed under Section 401(a)(17) of Internal Revenue Code. To calculate the restoration plan benefit, unlimited final average earnings, including employee contributions to the savings restoration plan are used, and the resulting benefit is offset by the benefit payable from the pension plan.

The supplemental plan benefit is determined using the following formula:

1.60% x final average earnings x supplemental plan service, where final average earnings is not limited by Section 401(a)(17) of the Internal Revenue Code, and includes employee contributions to the savings restoration plan and supplemental plan service is as shown in the table. Supplemental plan service generally counts all service from the time the named executive officer became part of the senior management team. Supplemental service cannot exceed 15. Additionally, supplemental plan service is further limited to 35 minus pension plan service.

The supplemental plan essentially serves to double pension benefits earned by the executive during the period of supplemental plan participation, allowing an executive working less than a full career with the Company to earn benefits similar to a full career employee. The supplemental plan is intended to enhance our ability to attract and retain the leadership that we need to execute our strategic plans. The caps on supplemental plan service will limit the benefit that long service executives can receive.

Because Messrs. Larsen, Grisk and Linnert are over age 55 with more than five years of service, each is currently eligible for early retirement. If any of them elected early retirement, benefits would be reduced as described above.

PENSION BENEFITS

		Number of
		Years of	Present Value of
		Benefit	Accumulated	Payments
	Plan Name	Service	Benefits	During 2006
Name(a)	(b)	(c)	(d)	(e)

M. Larsen	Employees’ Pension Plan	29.46	$850,579	—
	Pension Benefit Restoration Plan	29.46	$8,207,437	—
	Supplemental Executive Retirement Plan	5.54	$1,627,446	—
S. Kuechle	Employees’ Pension Plan	24.00	$352,325	—
	Pension Benefit Restoration Plan	24.00	$512,332	—
	Supplemental Executive Retirement Plan	1.39	$49,956	—
J. Grisik	Employees’ Pension Plan	15.04	$473,912	—
	Pension Benefit Restoration Plan	15.04	$1,661,031	—
	Supplemental Executive Retirement Plan	7.25	$1,011,758	—
T. Linnert	Employees’ Pension Plan	9.16	$291,378	—
	Pension Benefit Restoration Plan	9.16	$993,330	—
	Supplemental Executive Retirement Plan	9.16	$264,718	—
J. Carmola	Employees’ Pension Plan	10.65	$199,097	—
	Pension Benefit Restoration Plan	10.65	$613,046	—
	Supplemental Executive Retirement Plan	6.75	$495,957	—

Non-qualified Benefit Security Plan

We established the Non-qualified Benefit Security Plan (NBSP) to provide executives with additional security related to their non-qualified pension benefits. The NBSP was established using split-dollar life insurance policies to provide security for non-qualified pension benefits. This program is separate from the executive life insurance plan described earlier. The program was structured so that the split-dollar life insurance policies were funded over time with a target level equal to the present value of the executives’ non-qualified pension benefits. Upon retirement, the executive would receive the non-qualified pension benefits from the Company. In the event that the Company failed to pay any non-qualified pension benefit that was payable, the ownership of the split-dollar life insurance policy would transfer to the executive. For a number of reasons, including performance of the split-dollar life insurance policies, the projections of future non-qualified pension benefits and recent legislation that prohibits payment of policy premiums, the policies have not performed as anticipated. Due to the fact that the NBSP has not provided adequate security and policy premiums cannot be paid, the Company had decided to terminate the NBSP for currently employed executives. On December 29, 2006 Messrs. Grisik, Larsen and Linnert entered into agreements that waive their rights to benefits under the NBSP and provide them with no ownership or rights to the split-dollar policies. The Company will use the existing policies to support nonqualified pension benefits in general through the use of a rabbi trust that has been established to enhance security while remaining subject to our creditors.

Nonqualified Deferred Compensation

All of the named executive officers participate in the Goodrich Corporation Savings Benefit Restoration Plan (savings restoration plan), a nonqualified defined contribution plan designed to let highly compensated and management employees defer compensation in excess of limits that apply to tax-qualified savings plans. The savings restoration plan is designed to restore the benefits, including matching contributions, reduced by the limits on 401(k) plans. The amount in column (b), the executive’s contribution, is included in the Summary Compensation Table within the amounts shown in the salary and Non-Equity Incentive Plan Compensation columns. The amount shown in column (c), Company contributions, is included in the Summary Compensation Table within the amount shown in the All Other Compensation column. The amount shown in column (f), Aggregate Balance, consists entirely of amounts that would have been reported in a previous year’s Summary Compensation Table, had the named executive been a named executive officer in the year the contributions were made, and investment earnings thereon.

Participants may elect to defer 25% of their base salary and up to 25% of their annual incentive plan payment (Management Incentive Plan) to the savings restoration plan. Elections to defer are made before the pay is earned, with the exception that deferral elections with respect to bonus payments may be made as late as six months prior to the close of the performance period on which the bonus payment is based. Participants direct contributions among approximately 15 investment options (comparable asset classes to the 401(k) plan) and are credited with investment gains or losses based on the performance of these investment options. Each investment option is a mutual fund available to individual investors. The options cover a broad spectrum of asset classes and investment objectives, from money market through equity, and include several lifecycle funds as well. Participants are permitted to reallocate their balances among the investment options on a daily basis. The plan is designed to look and function very similarly to the Company’s qualified savings plan.

As described earlier, Section 409A has changed the timing of distribution elections and distributions. Those same rules apply to distributions made to the named executive officers from the savings restoration plan. Distributions are made based upon separation from service with the Company. At the participant’s election, distributions are made either in a single lump sum payment of the entire account balance, or in monthly installments spread over five, 10, or 15 years.

Nonqualified Deferred Compensation

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance as of
	in 2006	in 2006	in 2006	in 2006	12/31/06
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

M. Larsen	213,100	72,275	236,614	—	1,970,872
S. Kuechle	45,350	12,836	51,958	—	339,532
J. Grisik	60,710	23,755	139,147	—	1,011,679
T. Linnert	85,535	23,957	218,632	—	1,295,460
J. Carmola	84,726	21,642	97,316	—	853,521

Potential Payments upon Termination or Change-in-Control

Management Continuity Agreements

We have entered into management continuity agreements with certain members of senior management, including each of the named executive officers.

The purpose of these agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control. The agreements are not ordinary employment agreements (there are no such employment agreements) and do not provide any assurance of continued employment unless there is a “change in control.” They generally provide for a two-year period of employment commencing upon a change in control.

A change-in-control under these agreements generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of our common stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity.

These agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. These triggers are designed to protect these employees from diminished responsibilities and compensation in the event of a change of control.

If we or a successor terminate the individual’s employment during the two-year employment period for reasons other than “cause” or the individual voluntarily terminates employment for a “good reason” (as defined in the agreements), each named executive officer would be entitled to:

•	A lump sum cash payment within five business days equal to three times the individual’s base salary in effect immediately prior to termination;

•	A lump sum cash payment within five business days equal to three times the greater of (i) the individual’s most recent annual bonus or (ii) the individual’s “target incentive amount” under our management incentive program;

•	Three times the greater of (i) an accelerated payout of one of the outstanding performance unit awards or (ii) the most recent payout of a performance unit award;

•	Continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements for three years;

•	A cash payment equal to the sum of the number of stock options in the last annual grant of stock options by us to the individual, multiplied by three, multiplied by the calculated market value of our Common Stock on the date of the stock option grant, multiplied by a factor used by us in valuing fully vested stock options with a 10-year life in our most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years;

•	In addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment at retirement in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated three additional years of continuous service under such plans; and

•	A tax gross-up for any excise tax due under the Internal Revenue Code for these types of arrangements.

Under the management continuity agreements, each named executive officer would be entitled to receive the following estimated benefits if terminated during the two year employment period following a change of control for reasons other than “cause” or if the individual voluntarily terminates employment for a “good reason”. These are estimated amounts only and may not reflect the actual amounts that would be paid to the named executive officers. The table reflects the amount that could be payable under the management continuity agreements assuming that the triggering event occurred on December 29, 2006 and that the price of our stock is $45.55 (the closing price on December 29, 2006).

Estimated Current Value of Change-in-Control Benefits under Management Continuity Agreements

				Cash in
				lieu of			Excise Tax
	Severance	Performance	Benefits	Stock	Equity	Pension	and
	Amount	Units	Perquisites	Options	Acceleration	Enhancement	Gross-Up	Total
Name(a)	(1)(b)	(2)(c)	(3)(d)	(4)(e)	(f)	(5)(g)	(6)(h)	(i)

M. Larsen	$7,891,500	$5,617,117	$312,004	$3,071,012	$136,614	$6,170,523	$12,016,924	$35,216,494
S. Kuechle	$1,946,451	$528,191	$307,554	$705,285	$670,652	$1,201,423	$2,769,382	$8,128,938
J. Grisik	$3,036,660	$1,876,144	$295,584	$1,015,610	$43,566	$2,111,311	$4,240,780	$12,622,644
T. Linnert	$3,057,150	$1,876,144	$297,004	$991,429	$1,157,444	$2,016,077	$4,176,246	$12,460,103
J. Carmola	$2,797,095	$1,350,952	$305,914	$906,795	$42,252	$1,603,529	$4,087,822	$12,209,552

(1)	This amount represents three times the executive officers’ (i) 2006 annual base pay and (ii) payments made under the Senior Executive Management Incentive Plan for 2005.

(2)	This amount represents three times the following amount: the performance unit grant for 2004 to 2006 multiplied by the actual award multiple for the 2005 Performance unit payout multiplied by $45.59.

(3)	This amount represents the following items multiplied by three: (i) contributions to 401(k) plan, (ii) health and welfare benefits (iii) auto allowance (iv) membership club dues (v) cell phone/long distance (vi) costs for annual physicals (vii) umbrella liability coverage and (viii) financial planning.

(4)	This amount represents a cash payment in lieu of stock options based on the three times the 2006 stock option grant multiplied by an amount calculated by the Black-Scholes value.

(5)	This amount represents the present value of an additional three years of service under the pension plan.

(6)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits in excess of three times each individual’s average five-year W-2 earnings.

The Committee is currently reviewing the change-in-control practices of other aerospace and industrial companies, including companies in our peer group, as part of an evaluation of our management continuity agreements. Upon completion of its review, the Committee will report its recommendations to the Board of Directors.

Potential Payments Upon Termination or Retirement (Not in Change-in-Control)

As summarized below, under most circumstances upon which a named executive officer leaves employment with Goodrich, he or she does not receive additional benefits beyond what other employees leaving under the same circumstances would receive. Change in control is a circumstance that would trigger additional benefits and payments not generally available to other employees. These additional benefits and payments are described above in a separate change in control section. There are certain benefits and payments that are triggered upon retirement, as described below.

Severance Program

The Goodrich Corporation Severance Program offers severance to eligible employees who terminate employment with the Company for reasons other than resignation, termination for cause, temporary layoff, changes in employment due to the sale of a business unit, transfers within the Company, death, disability, or retirement. For eligible employees, the Goodrich Corporation Severance Program provides for a cash payment not greater than fifty-two weeks’ of base pay. Severance is paid as a lump sum, usually within fifteen days following the first payroll date after termination of employment. The payment of severance is conditioned upon the employee signing an agreement and release of claims against the Company. If a triggering event occurred on December 29, 2006, each named executive officer would have received severance equal to the maximum of fifty-two weeks’ of base pay.

Long-term Incentive Compensation

The Goodrich Corporation 2001 Equity Compensation Plan treats all participants as follows in determining benefits payable upon retirement, death or disability.

Stock Options

If the participant is eligible for retirement at the normal retirement age (age 65) or later under the Company’s pension plan, then all unvested options will vest immediately upon such termination. If the participant is eligible for early retirement (age 55 with five years of service) but has not reached age 65, then all unvested options shall continue to vest in accordance with the vesting schedule as provided in the award agreement. If the participant terminates employment by reason of permanent and total disability or death, then all unvested options will vest immediately upon such termination. The exercise period for post 2003 awards is based on the earlier of the date which is five years after the date of termination or the expiration date as provided in the award agreement.

Restricted Stock Units

If the participant terminates employment by reason of permanent and total disability or death, then all unvested units will vest immediately upon such termination. If the participant is eligible for early or normal retirement under the Company’s pension plan, then all unvested units will vest immediately upon such termination.

Performance Units

If the participant terminates employment by reason of retirement, permanent and total disability, or death, then the amount of the benefit payable will be prorated based on the actual employment period versus the three-year performance period.

Perquisites

Upon termination of employment of a named executive officer who is eligible for early or normal retirement, the executive may receive the following perquisites. Messrs. Larsen, Linnert, and Grisik are currently eligible for early retirement. Since Messrs. Kuechle and Carmola are not currently eligible for early retirement, perquisites would not have continued had either had a termination of employment, other than due to a change in control, on December 29, 2006.

Annual Physical

The chief executive officer and his spouse are entitled to receive an annual physical each year during the five-year period following such termination. Mr. Larsen’s benefit is valued at approximately $10,000. Each of the other named executive officers, and their spouses, are entitled to receive an annual physical during the 12-month period following such termination. The benefit for Messrs. Linnert and Grisik is valued at approximately $2,000 each.

Umbrella Liability Coverage

The chief executive officer will receive $10 million of umbrella liability coverage for five years following such termination. The benefit for Mr. Larsen is approximately $10,000. Each of the other named executive officers will receive $10 million of umbrella liability coverage until the end of the year following the year in which the named executive officer terminates employment. The benefit for Messrs. Linnert and Grisik is valued at approximately $2,000 each.

Telecommunication Service

The chief executive officer will have the use of an 800 long distance telephone service for five years following such termination. The benefit for Mr. Larsen is valued at approximately $10,000. Each of the other named executive officer, will have the use of an 800 long distance telephone service for 12 months following such termination. The benefit for Messrs. Linnert and Grisik is valued at approximately $2,000 each.

Financial Counseling/Income Tax Preparation

Each named executive officer will be reimbursed for payments related to financial counseling and income tax preparation for 12 months following such termination. The benefit for Messrs. Larsen, Linnert, and Grisik is up to $16,000 each.

Pension Benefits

	Annual Non-qualified Pension
	Benefits Payable Upon	Lump Sum Value of Non-qualified
Name	Termination ($)(1)	Pension benefits ($)(2)

M. Larsen	830,959	11,556,548
S. Kuechle	99,355	1,286,658
J. Grisik	225,942	3,053,977
J. Carmola	164,070	2,124,733
T. Linnert	192,467	2,592,544

(1)	Amounts shown for Messrs. Larsen, Grisik, and Linnert are payable immediately. Amounts for Messrs. Kuechle and Carmola are payable at age 62, the earliest age for unreduced early retirement. One-twelfth of the amount shown is payable monthly for the longer of life or five years. Other actuarially equivalent forms of payment are available. Qualified pension plan benefits are not shown, but would also be payable, under the same terms that apply to generally all salaried employees.

(2)	In lieu of the annuity amounts shown in the previous column, all or a portion of the non-qualified pension benefit may be paid as a single lump sum. Amounts shown for Messrs. Larsen, Grisik, and Linnert are payable as of retirement, with delays as applicable under Internal Revenue Code Section 409A and plan provisions. Amounts for Messrs. Kuechle and Carmola are payable at age 62, the earliest age for unreduced early retirement.

HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND
EXECUTIVE OFFICERS

The following table contains information with respect to the number of shares of Common Stock beneficially owned by our Directors and executive officers as of January 31, 2007.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

John J. Carmola	112,709	*
Diane C. Creel	7,458	*
George A. Davidson, Jr.	11,696	*
Harris E. DeLoach, Jr.	19,500	*
James W. Griffith	2,751	*
John J. Grisik	253,652	*
William R. Holland	10,837	*
John P. Jumper	0	*
Scott E. Kuechle	73,329	*
Marshall O. Larsen	634,374	*
Terrence G. Linnert	259,638	*
Lloyd W. Newton	0	*
Douglas E. Olesen	15,128	*
Alfred M. Rankin, Jr.	9,956	*
A. Thomas Young	23,925	*
Directors and executive officers as a Group(19)	1,665,398	1.3%

*	Less than 1%.

(1)	Includes the approximate number of shares of Common Stock credited to the individuals’ accounts in the Company’s Employees’ Savings Plan or similar plans of the Company’s subsidiaries. Includes shares not presently owned by the executive officers but which are subject to stock options exercisable within 60 days as follows: Mr. Carmola, 92,734 shares; Mr. Grisik, 197,544 shares; Mr. Kuechle, 63,359 shares; Mr. Larsen, 564,576 shares; Mr. Linnert, 234,442 shares; and all executive officers as a group, 1,333,775 shares.

Includes phantom shares awarded to our Directors under the Outside Director Deferral Plan and the Directors’ Deferred Compensation Plan that are paid out in Common Stock following termination of service as a Director, as follows: Ms. Creel, 7,252 shares; Mr. Davidson, 6,696 shares; Mr. DeLoach, 18,500 shares; Mr. Griffith, 2,051 shares; Mr. Holland, 4,837 shares; Mr. Olesen, 14,034 shares; Mr. Rankin, 8,956 shares; Mr. Young, 22,925 shares; and all Directors as a group 85,251 shares.

(2)	Excludes restricted stock units as to which the executive officers have no voting or investment power as follows: Mr. Carmola, 36,325 units; Mr. Grisik, 41,550 units; Mr. Kuechle, 25,400 units; Mr. Larsen, 130,150 units; Mr. Linnert, 40,450 units; and all executive officers as a group, 361,950 units.

Excludes phantom shares awarded to our Directors under the Outside Director Phantom Share Plan and the Directors’ Phantom Share Plan that are paid out in cash following termination of service as a Director, as follows: Ms. Creel, 16,022 shares; Mr. Davidson, 18,997 shares; Mr. DeLoach, 10,345 shares; Mr. Griffith, 8,567 shares; Mr. Holland, 13,630 shares; Gen. Jumper, 1,323 shares; Mr. Olesen, 16,979 shares; Mr. Rankin, 9,553 shares; Mr. Young, 17,895 shares; and all Directors as a group, 113,311 shares.

(3)	Each person has sole voting and investment power with respect to Common Stock beneficially owned by such person, except as described in note (1) above, except that Mr. Griffith has shared voting and investment power with respect to 700 shares, Mr. Kuechle has shared voting and investment power with respect to 956 shares and Mr. Larsen has shared voting and investment power with respect to 13,900 shares and all Directors and executive officers as a group have shared voting and investment power with respect to 15,834 shares.

(4)	Applicable percentage ownership is based on 125,375,447 shares of Common Stock outstanding at January 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary).

BENEFICIAL OWNERSHIP OF SECURITIES

The following table contains information known to us with respect to persons who are the beneficial owner of more than 5% of our Common Stock as of January 31, 2007.

Name and Address of Beneficial Owner	Amount	Percent of Class(1)

Wellington Management Company, LLP(2)	13,938,427	11.1%
75 State Street
Boston, Massachusetts 02109
Vanguard Windsor Funds(3)	8,183,700	6.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Applicable percentage ownership is based on 125,373,447 shares of Common Stock outstanding at January 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2007 by Wellington Management Company, LLP, in which it reported shared voting power as of December 31, 2006 as to 4,158,800 shares and shared dispositive power as to 13,898,127 shares. Wellington Management Company, LLP indicated in its Schedule 13G/A that it serves as investment adviser to Vanguard Windsor Funds.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2007 by Vanguard Windsor Funds, in which it reported sole voting power as of December 31, 2006 as to 8,183,700 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As a matter of practice, our administrative staff assists our Directors and executive officers in preparing and filing such reports. Based solely upon a review of such reports and representations from our Directors and executive officers, we believe that during 2006 all such reports were filed on a timely basis, except that a Form 4 reporting one transaction was filed one day late on behalf of each of Mr. Carmola, Mr. Grisik and Ms. Egnotovich.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2008 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices by November 13, 2007. We suggest that such proposals be sent by certified mail, return receipt requested.

Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2008 Annual Meeting such notice must be received between December 26, 2007 and January 25, 2008. Each such notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Goodrich stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.

See Appendix A for the full text of the relevant section of the By-Laws.

This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors

Sally L. Geib
Secretary

Dated March 12, 2007

PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

BY-LAWS

ARTICLE I, SECTION 10

Section 10.(A)  Annual Meetings of Shareholders.  (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(B) Special Meetings of Shareholders.  Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may

A-1

be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C) General.  (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

(2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

A-2

FOUR COLISEUM CENTRE
2730 WEST TYVOLA ROAD
CHARLOTTE, NC 28217-5562
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
 If you would like to reduce the costs incurred by Goodrich Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
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VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Goodrich Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GODRC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOODRICH CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
Vote On Directors
1.	ELECTION OF DIRECTORS

01 — Diane C. Creel, 02 — George A. Davidson, Jr., 03 — Harris E. DeLoach, Jr., 04 — James W. Griffith, 05 — William R. Holland, 06 — John P. Jumper, 07 — Marshall O. Larsen, 08 - Lloyd W. Newton, 09 — Douglas E. Olesen, 10 — Alfred M. Rankin, Jr. and 11 — A. Thomas Young

For	Withhold	For All
All	All	Except

☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

3. Shareholder proposal — Pay-For-Superior-Performance	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

For comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

March 12, 2007
To Our Shareholders:
The Annual Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on Tuesday, April 24, 2007, at 10:00 a.m.
If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement at http://www.goodrich.com/CDA/GeneralContent/0,1277,88,00.html and 2006 annual report at http://www.goodrich.com/annualreport.
The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007 and a shareholder proposal regarding pay-for-superior-performance. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.goodrich.com, on April 25.
It is important that these shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.
Sincerely,
Marshall O. Larsen
Chairman, President and
Chief Executive Officer

GOODRICH CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Marshall O. Larsen and Sally L. Geib, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 24, 2007, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.
     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card. The Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposal 3.
     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for this account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and the Goodrich Corporation Savings Plan for Rohr Employees.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated, on reverse side.)